Exhibit 10.1
REVOLVING CREDIT AND SECURITY AGREEMENT
     Section 1. Introduction.
     THIS REVOLVING CREDIT AND SECURITY AGREEMENT (this “Agreement”) is entered into this 26th day of September, 2007 by and between PRESIDENTIAL HEALTHCARE CREDIT CORPORATION (“PHCC”) and ARCADIA PRODUCTS, INC., a Delaware corporation, ARCADIA HOME HEALTH PRODUCTS, INC., a Delaware corporation, LOVELL MEDICAL SUPPLY, INC., a North Carolina corporation, O2 PLUS, a California corporation, ARCADIA HOME MIDEAST, INC., a Delaware corporation, BEACON RESPIRATORY SERVICES OF ALABAMA, INC., a Delaware corporation, BEACON RESPIRATORY SERVICES OF GEORGIA, INC., a Delaware corporation, AMERICAN OXYGEN AND MEDICAL EQUIPMENT, INC., an Illinois corporation, ARCADIA HOME OXYGEN AND MEDICAL EQUIPMENT, INC., a Michigan corporation, and TRINITY HEALTHCARE OF WINSTON-SALEM, INC., a Georgia corporation (collectively and jointly and severally, the “Provider”). Subject to the terms and conditions of this Agreement, the Provider wishes to obtain a revolving credit loan from PHCC and PHCC wishes to make a revolving credit loan to the Provider. Capitalized terms used herein, unless otherwise defined, shall have the meanings set forth in Appendix I to this Agreement. It is expressly understood and agreed that the chairman, vice-chairman, president, any vice president, treasurer, assistant treasurer, secretary, assistant secretary, member or manager (or any one of them) of any one or more of the Provider is and shall be authorized to request advances for and on behalf of one or more of Provider and each Provider shall be jointly and severally liable for, inter alia, (i) all advances made to or on behalf of any one or more of the Provider and (ii) all other advances and amounts, interest, charges and expenses due under or in connection with this Agreement or any of the related documents.
     NOW, THEREFORE, in consideration of the premises and in order to induce PHCC to make the Loan, PHCC and the Provider agree as follows.
     Section 2. Amount and Payment of Loan.
     (a) (i) PHCC agrees, on the terms and subject to the conditions hereinafter set forth, to review Advance Requests from the Provider, and to make Advances to the Provider during the period from the date hereof to, but not including, the earlier of (A) the date of termination in whole of this Agreement pursuant to Section 11; and (B) the Scheduled Maturity Date. Amounts borrowed hereunder may be repaid and borrowed again from time to time provided that no Event of Default shall have occurred. The principal amount of the Loan outstanding shall not exceed the Maximum Aggregate Loan Amount at any time.
          (ii) Any determination as to whether there is availability for Advances shall be made by PHCC in its sole discretion and is final and binding upon the

Provider. Unless otherwise permitted by PHCC, each Advance shall be in an amount of at least $10,000, or an integral multiple thereof. Subject to the provisions of this Agreement, the Provider may request Advances up to and including the value, in U.S. Dollars, of the “Availability Amount” which shall equal (A) eighty-five percent (85%) of the Net Value of Eligible Receivables minus (B) if applicable, amounts reserved pursuant to this Agreement. In addition, if at any time Provider is not entitled to any advances by the terms of this Agreement, PHCC may, in its sole discretion, make requested advances upon the payment of an overadvance fee (an “Overadvance Fee”) in an amount to be determined by PHCC in PHCC’s sole discretion; however, it is expressly acknowledged and agreed that, in such event, PHCC shall have the right, in its sole discretion, to decline to make any requested advance and to require any payment required under the terms of the Agreement without prior notice to Provider and the making of any such advances shall not be construed as a waiver of such right by PHCC.
          (iii) If at any time the outstanding balance of the Loan exceeds the lesser of (A) the Availability Amount, or (B) the Maximum Aggregate Loan Amount, then the Provider shall not be entitled to any additional Advances under the Loan while such excess exists and shall immediately remit to PHCC immediately available funds sufficient to eliminate such excess and, if PHCC requests, deliver to PHCC additional collateral of a value and character satisfactory to PHCC.
          (iv) In the event that the availability of the Loan hereunder expires by the terms of this Agreement, or by the terms of any agreement extending the Scheduled Maturity Date of the Loan, PHCC may, in its sole discretion, make requested Advances; however, it is expressly acknowledged and agreed that, in such event, PHCC shall have the right, in its sole discretion, to decline to make any requested Advance and may require payment in full of the Loan at any time without prior notice to Provider and the making of any such Advances shall not be construed as a waiver of such right by PHCC.
          (v) PHCC, in its sole credit judgment, may further adjust the Availability Amount based upon the Provider’s actual, recent collection history for each payor class (i.e., Medicare, Medicaid, commercial insurance, etc.) in a manner consistent with PHCC’s underwriting practices and procedures, including, without limitation, PHCC’s review and analysis of, among other things, the Provider’s historical returns, rebates, discounts, credits and allowances. Also, PHCC shall have the right to establish from time to time, in its sole credit judgment, reserves against the Availability Amount, which reserves shall have the effect of reducing the amounts otherwise eligible to be disbursed to the Provider.
          (iv) Advances may be made by PHCC without an Advance Request as hereinafter provided for the payment of interest due and payable on the Loan and Fees and Reimbursable Expenses and for the payment of fees due to the Servicer under the Servicing Agreement when such interest and/or fees are due to the extent other moneys have not been made available by Provider to PHCC (or, in the case of fees due Servicer, to Servicer) for such payments and there is sufficient Availability Amount for such Advances.

     (b) (i) Advances made by PHCC shall be evidenced by, and repayable with interest in accordance with, a single Revolving Variable Rate Note of the Provider payable to the order of PHCC, dated of even date herewith, in the form of Exhibit B hereto (the “Note”). PHCC shall record the date and amount of each Advance made and the date and amount of each payment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. PHCC shall, on behalf of the Provider, maintain a register (the “Register”) for the recordation of (i) the names and addresses of PHCC and any assignees of PHCC and (ii) the Commitment of, and the principal amount and interest of the Loans owing to, PHCC or any assignee from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Provider, PHCC, and each assignee of PHCC shall treat each Person whose name is recorded in the Register as the owner of the Loans for all purposes of this Agreement. The Note shall (A) be dated the date of issuance thereof, or, with respect to any amendment thereof, the date of such amendment, (B) mature on the Scheduled Maturity Date and (C) provide for the payment of interest in accordance with Section 2(c)(ii). The aggregate principal amount outstanding under the Note, together with accrued but unpaid interest thereon, Fees and Reimbursable Expenses shall be due and payable on the Scheduled Maturity Date.
          (ii) The Provider may, in its discretion, prepay the Loan in whole or in part at any time by paying all or any part of the outstanding principal balance of the Note plus accrued interest and all other Fees and Reimbursable Expenses then due (the “Prepayment Amount”). The Provider shall prepay the Loan in full immediately upon demand of PHCC after the occurrence of an Event of Default by paying the Prepayment Amount.
     (c) (i) Advances shall accrue interest at the rate and in the manner set forth in the Note. The Provider shall make payments of interest and principal as hereinafter described (the “Loan Payments”).
          (ii) Accrued interest shall be due and payable on each Interest Payment Date.
          (iii) Except as otherwise expressly provided by this Agreement, the obligations of the Provider to make the Loan Payments, to make payments of any Fees and Reimbursable Expenses, and to perform and observe the covenants and agreements contained herein shall be absolute and unconditional under all circumstances, without abatement, diminution, deduction, setoff or defense for any reason. Except as otherwise may be expressly provided by this Agreement, the Provider shall make all such payments when due and shall not withhold any Loan Payments or other payments due under the Provider Agreements pending final resolution of any dispute with PHCC, nor shall the Provider assert any right of setoff or counterclaim against its obligation to make any such payments required under the Provider Agreements.
          (iv) Regardless of any provision contained in any of the Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by PHCC pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under applicable law exceed the highest rate permissible under applicable law. No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Loan Documents or the exercise by PHCC of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by the Provider of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle PHCC to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by applicable law (such interest, charges, amounts, premiums and fees referred to herein collectively as “Interest”) in excess of the Maximum Rate and in no event shall the Provider be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Provider to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received in excess of the Maximum Rate (“Excess”), the Provider acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to the Provider, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any Interest that has not otherwise accrued on the date of such acceleration, and PHCC does not intend to collect any unearned Interest in the event of any such acceleration. Provider recognizes that, with fluctuations in the rates of interest set forth in the Note and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to PHCC hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned Interest as and to the extent required by applicable law. By the execution of this Agreement, the Provider covenants that (i) the credit or return of any Excess shall constitute the acceptance by the Provider of such Excess, and (ii) the Provider shall not seek or pursue any other remedy, legal or equitable, against PHCC, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by PHCC, all Interest at any time contracted for, charged or received from the Provider in connection with any of the Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. The Provider and PHCC shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section 2(c)(iv) shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by the Provider and all figures set forth therein shall, for the sole purpose of computing the extent of

Obligations, be automatically recomputed by the Provider, and by any court considering the same, to give effect to the adjustments or credits required by this Section 2(c)(iv).
     (d) On or before the Closing Date, the Provider shall pay to PHCC a nonrefundable commitment fee in an amount equal to $20,000.00 (“Initial Commitment Fee”).
     (e) All payments and reimbursements to PHCC made under any Provider Agreement shall be free and clear of, and without deduction for, all taxes, levies, imposts, deductions, assessments, charges or withholdings and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on PHCC’s net income. If PHCC shall be required by law to deduct any such amounts from or in respect of any sum payable under any Provider Agreement to PHCC, then the sum payable to PHCC shall be increased as may be necessary so that, after making all required deductions, PHCC receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Provider Agreement, if at any time after the Closing Date (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by PHCC with any request or directive (whether or not having the force of law) from any governmental authority: (A) subjects PHCC to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Provider Agreement, or changes the basis of taxation of payments to PHCC of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest, Reimbursable Expenses and Fees payable hereunder or changes in the rate of tax on the overall net income of PHCC), or (B) imposes on PHCC any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to PHCC of making or continuing any Loan or Advance hereunder or to reduce any amount receivable hereunder, then, in any such case, the Provider shall promptly pay to PHCC any additional amounts necessary to compensate PHCC, on an after-tax basis, for such additional cost or reduced amount as determined by PHCC. If PHCC becomes entitled to claim any additional amounts pursuant to this Section it shall promptly notify the Provider of the event by reason of which PHCC has become so entitled, and each such notice of additional amounts payable pursuant to this Section submitted by PHCC to the Provider shall, absent manifest error, be final, conclusive and binding for all purposes and shall be payable on each Interest Payment Date.
     (f) (i) The Provider will prepare and deliver an Availability Certificate to PHCC by 10:00 a.m. on the Business Day prior to each Advance Day. The Availability Certificate shall identify the aggregate Net Value of all Eligible Receivables pledged to PHCC as Collateral hereunder, the outstanding principal balance of the Loan, all Reimbursable Expenses and Fees then due, the Availability Amount and such other information regarding Eligible Receivables as is required by the Availability Certificate.

          (ii) Each Advance Request shall be made by the Provider prior to 12:00 p.m. (Central Standard/Daylight Time) on the Advance Day by an Authorized Person by delivery to PHCC with a copy to the Servicer.
          (iii) Upon receipt of the Advance Request and satisfaction of all applicable conditions set forth in this Section 2, PHCC shall disburse the amount of the Advance on the Advance Day by crediting the same to the account of the Provider identified in Exhibit C or such other account as may be designated in writing by an Authorized Person of the Provider.
          (iv) No Advance shall cause the aggregate principal balance outstanding on the Loan to exceed the Maximum Aggregate Loan Amount.
     (g) The Provider shall use Advances for the purpose of supporting the Provider’s business operations and for any other general business needs.
     (h) (A) As a condition precedent to the obligation of PHCC to disburse the initial Advance under this Agreement, the following shall have been received by PHCC and the following actions shall have been taken to the satisfaction of PHCC:
     (i) the Provider Agreements, properly executed on behalf of the Provider;
     (ii) a certificate of an authorized officer, manager or managing member, as the case may be, of the Provider, certifying as to (i) the resolutions of the Provider’s board of directors, general partner(s) or managing member(s), as the case may be, authorizing the execution, delivery and performance of the Provider Agreements and any related documents and (ii) the signatures of each Authorized Person authorized to execute and deliver the Provider Agreements and other instruments, agreements and certificates on behalf of the Provider and to request Advances;
     (iii) if applicable, a Certificate of Good Standing issued as to the Provider by the Secretary of the State of the Provider’s state of organization not more than 30 days prior to the Closing Date;
     (iv) payment of Reimbursable Expenses due on the Closing Date, the Initial Commitment Fee and such other fees, commissions and expenses required to be paid by the Provider pursuant to the Provider Agreements as of the Closing Date;
     (v) acknowledgment copies of proper financing statements (Form UCC-1) naming the Provider as the debtor and naming PHCC as the secured party or other similar documents or instruments as may be necessary, or in the opinion of PHCC desirable, under the UCC, as amended from time to time, of all appropriate jurisdictions, or any comparable law, to perfect PHCC’s security interest in all Collateral which may be pledged by the Provider to PHCC hereunder;
     (vi) certified copies (or copies otherwise satisfactory to PHCC) of Requests for Information or Copies (Form UCC-11) (or a similar search report certified by a

Person acceptable to PHCC) listing all effective financing statements (including those referred to in subsection (v) above) which name the Provider (under its present name and any previous name) as debtor or seller and which are filed in the jurisdictions in which filings were made pursuant to subsection (v) above, together with copies of such financing statements and searches of applicable federal and state court and agency dockets and lien records showing all judgment, tax and ERISA liens affecting the Provider or the Collateral, none of which (except those filed pursuant to subsection (v) above) shall cover any of the Collateral to be pledged by the Provider to PHCC or any related Contracts unless the documents referred to in subsection (vii) below cover such financing statements;
     (vii) releases and acknowledgment copies of proper Termination Statements, if any, necessary to evidence the release of all security interests, ownership and other rights of any Person in the Collateral previously granted by the Provider;
     (viii) a copy of the Servicing Agreement and any Addendums thereto requested by PHCC, duly authorized, executed and delivered by the Provider and the Servicer, together with evidence satisfactory to PHCC that the Provider has established an account at an insured depositary institution into which all payments with respect to the Healthcare Receivables will be deposited;
     (ix) a copy of all of the Provider’s forms of patient consent to be signed by each patient for which a Healthcare Receivable is or was created which authorizes the demographic and medical information with respect to such patient to be disclosed to, and by, the Servicer; and a copy of the Provider’s Projected Financial Statements for the balance of the Provider’s then current fiscal year;
     (x) PHCC shall have completed examinations, the results of which shall be satisfactory in form and substance to PHCC, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of the Provider, and the Provider shall have demonstrated to PHCC’s satisfaction that (A) its operations comply, in all respects deemed material by PHCC, in its sole judgment, with all applicable federal, state, foreign and local laws, statutes and regulations, (B) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by PHCC, in its sole judgment, and (C) it has no liability (whether contingent or otherwise) that is deemed material by PHCC, in its sole judgment;
     (xi) the various mechanisms for creating and perfecting the security interests in the Collateral are in effect and can be utilized with respect to the Collateral other than Governmental Receibles;
     (xii) all Collateral in which PHCC has been granted, or may demand, a security interest are owned outright by the Provider, are not subject to claim, assignment or setoff, and are in the physical or constructive possession or control of PHCC;

     (xiii) the Provider has the unrestricted right to pledge the Collateral as contemplated herein;
     (xiv) such other documents, opinions or certificates as PHCC may reasonably request including, but not limited to, legal opinions regarding legal existence and authorization from the Provider’s counsel to PHCC; and
     (xv) an Availability Certificate and Advance Request in the form of Exhibit E duly executed by an Authorized Person.
     (B) As a condition precedent to the continuing obligation of PHCC to make each Advance, the following conditions (in addition to those enumerated under Section 2(h)(A) hereinabove) shall be satisfied by the Provider:
          (i) all representations and warranties of the Provider contained herein and in each other Provider Agreement shall be true and complete in all material respects (determined for this purpose as if all qualifications to such representations and warranties based on knowledge or materiality were omitted) at all times during the term of this Agreement;
          (ii) the Provider shall have performed and complied in all material respects with all obligations and agreements and all covenants and conditions contained in this Agreement and in each other Provider Agreement to which it is a party to be performed or complied with by it at all times (such performance or compliance to be determined for this purpose as if all qualifications to such obligations, agreements, covenants and conditions based on the use of diligent efforts or best efforts were omitted) and PHCC shall have received evidence, in form and substance reasonably satisfactory to it, of such performance and compliance;
          (iii) all corporate actions necessary to authorize (A) the execution, delivery and continuing performance by the Provider of this Agreement and of each other Provider Agreement to which it is a party and (B) the consummation of the transactions contemplated hereby and thereby shall have been and shall continue to be duly and validly taken by the Provider and shall be in full force and effect. All such actions and all other actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall be reasonably satisfactory to and approved by counsel for PHCC and such counsel shall be furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested from time to time;
          (iv) no event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default; and
          (v) the Provider shall provide with each Advance Request an

Availability Certificate and Advance Request in the form of Exhibit E duly executed by an Authorized Person.
Each Advance Request shall constitute a representation that the above is true and that the statements set forth in Sections 6 and 7 are correct.
     (i) PHCC’s Commitment shall terminate on the Scheduled Maturity Date unless this Agreement is terminated prior thereto.
     Section 3. Servicing of Healthcare Receivables. Healthcare Receivables will be serviced by the Servicer pursuant to the terms and conditions of the Servicing Agreement. Under the terms of the Servicing Agreement, the Servicer shall act as the agent of the Provider, shall service the Healthcare Receivables in accordance with the directions of the Provider and shall, as agent of the Provider, disburse proceeds of the Healthcare Receivables as directed by the Provider under the Servicing Agreement.
     If the Provider determines, for any reason, to terminate or remove the Servicer, the Provider may do so only upon not less than thirty (30) days’ prior written notice to the Servicer, with a copy of such notice sent to PHCC, along with (i) a certified copy of the resolution adopted by the governing body of the Provider authorizing and directing that the Servicer be terminated as agent under the Servicing Agreement and (ii) a certificate signed by the Provider and the Servicer evidencing termination of the Servicing Agreement, subject to appointment of a successor to the Servicer as provided below (provided, however, that the foregoing shall not impede the Provider’s ability to change a return address or instructions with respect to Governmental Obligors as contemplated by Section 4(b) or change an automatic transfer instruction as contemplated by Section 4(f)). In addition, if the Servicer is in default under the terms of the Servicing Agreement, PHCC shall have the right to obtain the removal or termination of the Servicer for cause and the right to have the Provider appoint a successor Servicer, subject to the last sentence of this Section. No termination or removal of a Servicer, whether by the Provider or at the direction of PHCC for cause as provided herein, shall be effective unless, prior to the date such termination or removal is to be effective, the Provider has selected a successor Servicer acceptable to PHCC and such successor Servicer has accepted its appointment by the Provider in writing.
     Section 4. Post Office Box and Provider Lockbox Account For Healthcare Receivables.
     (a) On or prior to the date hereof, Provider, pursuant to the Servicing Agreement, shall have established in its own name (1) a post office box for the receipt of all items with respect to Healthcare Receivables (the “Lockbox”), and (2) an account at an insured depository institution approved by PHCC for the deposit of all Collections and payments on the Healthcare Receivables (the “Lockbox Account”) The Lockbox Account shall be subject at all times to a control agreement in form satisfactory to PHCC in PHCC’s sole discretion (the “Control Agreement”), said control agreement to be among PHCC, Provider and the financial institution at which the Lockbox Account is established.

     (b) The Provider hereby covenants and agrees that, on and after the date hereof, all claims (including CMS 1500 or related insurance billing forms) to be sent to Obligors (and return envelopes, if provided by the Provider) shall set forth only the address of the Lockbox as a return address for payment of Healthcare Receivables and delivery of all EOB/ERAs and only the Lockbox Account as the account into which wire transfers for Collections and payments on Healthcare Receivables shall be deposited. The Provider hereby further covenants and agrees to instruct and notify each of the members of the Provider’s accounting and collections staff, and of the Servicer’s accounting and collection staff, to provide identical information in communications with Obligors with respect to collections, wire transfers and EOB/ERAs on Healthcare Receivables. With respect to Non-Governmental Obligors, the Provider shall not change such return address or the instructions in any Obligor Notice without the express prior written consent of PHCC. With respect to Governmental Obligors, Provider remains free to change such return address and the instructions in any Obligor Notice; provided, however, any such change undertaken by Provider without the express written permission of PHCC shall constitute a breach of this Agreement.
     (c) Unless an Event of Default exists or a court order to the contrary is received, the Provider will retain the right to receipt of Collections and payment of the Healthcare Receivables and all rights to demand or make claims under the applicable Governmental program for any Governmental Receivable to the extent provided under the Servicing Agreement. The Provider shall remit daily to the Servicer all amounts which the Provider receives with respect to the Healthcare Receivables (whether received in the Lockbox, the Lockbox Account, or otherwise, and whether accomplished through the mechanism described in subsection (f) below or otherwise), and shall notify PHCC and the Servicer of all such amounts, including information as to the Healthcare Receivables to which such amounts relate and copies of any related EOB/ERAs. Provider hereby instructs the Servicer to pay all amounts so received on a daily basis to PHCC. PHCC will immediately credit to interest owing hereunder and to any outstanding line of credit balance all such amounts that were received from account debtors which are or were at one time account debtors on Eligible Receivables; provided, however, that in no case shall PHCC be required to credit Provider with the amount of any check or other instrument constituting provisional payment until PHCC has received final payment thereof at its office in cash accepted by PHCC. Unless an Event of Default exists, PHCC (or Servicer on PHCC’s behalf) shall pay to Provider as necessary any such amounts received on a day when the outstanding principal and interest balance on Provider’s line of credit under this Agreement is zero or less than zero.
     (d) If an Obligor makes a payment on a Healthcare Receivable other than to the Lockbox or the Lockbox Account, with respect to wire transfers the Provider shall promptly give written notice thereof to PHCC and the Provider shall take all necessary steps to effect the collection of such payment from any other Person claiming an interest therein or having possession thereof and deliver such to the Servicer together with all necessary endorsements. If the Provider itself shall receive any amounts with respect to a Healthcare Receivable (other than receipts into the Lockbox or the Lockbox Account, which receipts are addressed elsewhere in this Agreement), the Provider shall so notify

PHCC and the Servicer immediately and shall hold all checks and instruments received in trust for PHCC and shall deliver to Servicer such checks and other instruments duly endorsed to PHCC (or, at the direction of PHCC, the proceeds thereof) without delay or setoff, including information as to the Healthcare Receivable to which such amounts relate and copies of any related EOB/ERAs. The Provider shall cooperate with PHCC and the Servicer in the identification of items deposited in the Lockbox or the Lockbox Account.
     (e) All deliveries and notifications referred to in this Section 4 shall be made promptly upon the Provider’s receipt of any such amount or information and delivery to PHCC and the Servicer thereof shall be no later than midnight Central Time on the day of receipt by the Provider (except with respect to delivery of tangible items, which shall be no later than 5:00 pm CST on the business day after receipt by the Provider).
     (f) Pursuant to the Servicing Agreement, the Provider shall instruct the financial institution holding the Lockbox and the Lockbox Account to transfer, or cause to be transferred, to the account described in the Servicing Agreement, automatically, at the end of each Business Day, all amounts on deposit in the Lockbox Account. No Person, other than the Provider, shall have the right to change or cancel the foregoing automatic transfer instruction; provided, however, that the Provider shall not make such change or cancellation other than pursuant to the Servicing Agreement and as provided in the Addendum to the Servicing Agreement.
     Section 5. Security Interest.
     (a) This Agreement is intended to constitute a security agreement within the meaning of the UCC. As security for the Obligations, the Provider hereby assigns, pledges and grants to PHCC a first priority continuing security interest in all right, title and interest of the Provider in, to and under all of the following, whether now or hereafter owned, existing, created, arising or acquired (collectively, the “Collateral”):
     (i) Healthcare Receivables, all related Contracts and all Collections with regard thereto, any and all amounts now or hereafter due to the Provider from the Lockbox, the Lockbox Account, all funds on deposit in each of the foregoing and all certificates and instruments, if any, from time to time evidencing the Lockbox and the Lockbox Account and funds of the Provider on deposit therein, all claims thereunder or in connection therewith, all software and books and records relating to any of the foregoing, all general intangibles, accounts, payment intangibles, interest, dividends, moneys, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing, and all proceeds and amounts received or receivable under any or all of the foregoing;
     (ii) Accounts;
     (iii) contract rights, chattel paper, electronic chattel paper, deposit accounts, letter of credit rights, health-care-insurance receivables, notes, notes receivable, instruments, general intangibles related to Eligible Receivables and payment intangibles;
     (iv) licenses related to Eligible Receivables and all further or other property that pertains, incorporates or relates to or emanates or derives from any license related to Eligible Receivables;
     (v) lockbox account number                      and deposit account number                      in the Provider’s name at Bank of America, and any and all lockboxes and related deposit accounts established from time to time in Provider’s name at JPMorgan Chase Bank;
     (vi) goods, instruments, notes, notes receivable, documents, documents of title, warehouse receipts, bills of lading, certificates of title, policies and certificates of insurance, securities, investment property, chattel paper, deposits, cash and other property which are now or may hereafter be in the possession of PHCC, or which are otherwise assigned to PHCC, or as to which PHCC may now or hereafter control possession by documents of title or otherwise; and
     (vii) substitutions, accessions, additions, parts, accessories, attachments, replacements, Proceeds and products of, for and to any and all of the foregoing, including, without limitation, any and all insurance and tort proceeds, and any and all such substitutions, accessions, additions, parts, accessories, attachments, replacements, Proceeds and products in the form of any of the property described or referenced in (i) through (v) above.
All references in this Agreement to the UCC shall mean the Georgia Uniform Commercial Code (the “UCC”), as amended from time to time. All references in this Section 5 to general intangibles, accounts and payment intangibles shall mean those terms as defined in the UCC.
     To the fullest extent permitted by applicable law, PHCC’s rights with respect to the Collateral pledged hereunder include, but are not limited to, the right to: (i) settle and/or compromise any or all of such Collateral; (ii) do all acts necessary or advisable in furtherance of any rights of PHCC hereunder; (iii)demand, receive and sue, in the Provider’s name at PHCC’s option, for any moneys due or which may become due under such Collateral, or for enforcement of any rights afforded the Provider with respect thereto; and (iv) sign and endorse on behalf of the Provider all checks and instruments received in connection with Collections on the Healthcare Receivables and the Provider hereby irrevocably appoints PHCC the attorney-in-fact of the Provider for such purpose; and the Provider hereby specifically authorizes, ratifies and confirms all that PHCC shall do by virtue hereof; provided, however, that notwithstanding anything to the contrary in this Agreement, the Provider, and not PHCC, shall retain, unless otherwise specified in a court order or an agreement of agency, all rights of collection and endorsement with respect to Governmental Receivables. The Provider specifically agrees to execute and/or prepare, and file or publish, all at the request and direction of PHCC, and at the Provider’s expense, any and all documentation and/or notices of PHCC’s rights herein as may be necessary or advisable, in PHCC’s discretion, to effect the terms hereof or protect PHCC’s interest herein described. In no event shall PHCC be responsible, in whole or in part, for any duties, performance or obligations of the Provider with respect to the Collateral nor shall the Provider be relieved thereof by reason of this Agreement.
     (b) This Agreement secures the payment and performance by the Provider of all indebtedness, liabilities and obligations now existing or hereafter created or arising under the Note and all renewals, extensions, restructurings and refinancings thereof and all other amounts owing under the Provider Agreements, including, without limitation, any additional indebtedness which may be extended to the Provider pursuant to any restructuring or refinancing of the Provider’s indebtedness thereunder, and including any post-petition interest accruing during any bankruptcy, reorganization or other similar proceeding (collectively, the “Obligations”).
     (c) It is the intent of the parties hereto that the pledge of Collateral and any action taken with respect thereto pursuant to this Agreement shall be in a form and manner sufficient to create a first priority perfected security interest therein for the benefit of PHCC. If, at any time, PHCC’s counsel determines that the procedures necessary to create or perfect such security interest should be modified to enable PHCC’s counsel to deliver an opinion that PHCC’s security interest in the Collateral is a first priority perfected security interest, such procedures shall be modified to enable such opinion to be delivered.
     (d) The Provider hereby authorizes PHCC to file financing statements, continuation statements, and amendments thereto, naming the Provider as debtor and describing, as collateral therein, all Collateral pledged by the Provider pursuant to this Agreement, including specific lists, sublists and types of collateral, and which contain any other information required or permitted by the Uniform Commercial Code, as in effect from time to time in any relevant jurisdiction.
     Section 6. Representations and Warranties of the Provider. The Provider represents and warrants to PHCC that, as of the date hereof, and shall be deemed to represent and warrant to PHCC as of each Advance Request, as follows:
     (a) if a corporation, limited liability company, or partnership, the Provider has been duly organized and is validly existing and in good standing as a corporation, limited liability company or partnership, as the case may be, under the laws of the jurisdiction of its organization and is duly qualified to conduct business in each State in which it conducts business;
     (b) the Provider has full power and authority to own or lease its properties and to conduct its business as presently conducted and to execute, deliver and perform the Provider Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby;

     (c) the execution, delivery and performance by the Provider of the Provider Agreements and all other instruments and documents to be delivered hereunder and the consummation of the transactions contemplated hereby are within the Provider’s powers, have been duly and validly authorized by all requisite action and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrances upon any of its property or assets pursuant to the terms of, any indenture, mortgage, deed or trust, loan agreement or other agreement or instrument by which it is bound or to which any of its property or assets is subject (except the Provider Agreements) nor will such action result in any violation of the provisions of its organizational documents (including its articles of incorporation and bylaws, operating agreement or partnership agreement, as the case may be) or of any statute or any order, rule or regulation of any court or governmental agency or body of the United States, any state or any political subdivision of either having jurisdiction over it or any of its properties or assets, and no consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any such court or any such regulatory authority or other such governmental agency or body is required to be obtained by or with respect to the Provider in connection with the execution, delivery and performance by the Provider of the Provider Agreements, all other instruments and documents to be delivered thereunder and the consummation of the transactions contemplated thereby, and no transaction contemplated thereby requires compliance with any bulk sales act or similar law;
     (d) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery and performance by the Provider of the Provider Agreements except for the filing of financing statements under the UCC or the Uniform Commercial Code in effect in any relevant jurisdiction and the giving of notices referred to in Section 2(h)(A), all of which, at the time required in Section 2(h)(A) shall have been duly made and shall be in full force and effect;
     (e) each of the Provider Agreements has been duly and validly authorized, executed and delivered by the Provider and constitutes a valid and legally binding obligation of the Provider, enforceable against the Provider in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject as to enforceability to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);
     (f) there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Provider, threatened, before any court, administrative agency, arbitrator, governmental body or other tribunal, (i) which, if determined adversely to the Provider, could have a material adverse effect on the business, operations, properties, assets or financial condition of the Provider, (ii) asserting the invalidity of any of the Provider Agreements, (iii) questioning the consummation by the Provider of any of the transactions contemplated by any of the Provider Agreements or (iv) which, if determined adversely, could materially and adversely affect the ability of the Provider to perform its obligations under, or the validity or enforceability of any of the Provider Agreements, Contracts or the Healthcare Receivables;
     (g) the Provider has all necessary permits, licenses, agreements, accreditation, certifications and Governmental Consents to operate and conduct its business, including the provision of all services reflected in and giving rise to each Healthcare Receivable, as it is presently being conducted, subject to minor exceptions and deficiencies which are not material and do not affect the conduct of its business and its ability to own, collect and grant a security interest in the Collateral;
     (h) Exhibit C lists (i) the Provider’s exact legal name, (ii) the Provider’s address for notices, (iii) the address of the chief executive office of the Provider, (iv) the Provider’s State of organization, (v) the location of the office where the Provider keeps all of the tangible Collateral and Records related thereto and to all of the intangible Collateral and (vi) the location, account number and account officer responsible for the Provider’s demand account;
     (i) each Contract of the Provider is in full force and effect and has not been amended or otherwise modified, rescinded or revoked or assigned, the Provider is in compliance with the requirements of the Contracts and no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or nonrenewal of any Governmental Consent applicable to the Provider or any other health care facility owned or operated by the Provider or such facility’s participation in the Governmental Programs and there is no claim that any such Contract or Governmental Consent is not in full force and effect;
     (j) there has been filed in proper form, or a filing extension from the appropriate governmental authority has been obtained with respect to, all federal, state, and local income, franchise, sales, use, property, excise, payroll and other tax returns and all other reports (whether or not relating to taxes) required by law to be filed by or on behalf of the Provider with any governmental authority. All taxes, fees, assessments and charges of whatsoever nature due or payable by the Provider on or before the date hereof pursuant to said returns or reports or otherwise (including, without limitation, payments of estimated taxes and deposits of taxes withheld by or on behalf of the Provider) have been paid. There is no unpaid interest, penalty or addition to tax due or claimed to be due from, nor any unpaid tax deficiency determination or assessment outstanding against the Provider, nor any basis therefore known to the Provider. No governmental audits or investigations with respect to taxes are, to the Provider’s knowledge, in progress with respect to the Provider, and no governmental authority has given notice that it will begin any such audit or investigation. All returns and reports required to be filed, and all taxes, fees, assessments and charges required to be paid, of whatsoever nature, have been so filed and paid. The Provider has complied in all material respects with all applicable laws relating to the employment of labor, including, without limitation, ERISA and those relating to wages, hours, collective bargaining, unemployment insurance, workers’ compensation, equal employment opportunity and the payment and withholding of taxes, including income and social security taxes, and has withheld (and duly segregated, deposited or paid over to the appropriate authorities) all amounts required by law or agreement to be withheld from the wages or salaries of its employees and is not liable for any arrears of wages or benefits or any taxes or penalties for the Provider’s failure to comply with any of the foregoing;
     (k) the Medicare and Medicaid cost reports of each facility and of the home office of the Provider for all cost reporting periods ending on or before the date hereof have been filed with the appropriate governmental entity, if due, there are no pending or threatened Notice of Program Reimbursements outstanding, and all prior years’ cost reports have been examined and audited by (i) as to Medicaid, the applicable state agency or other CMS-designated agents or agents of such state agency charged with such responsibility or (ii) as to Medicare, the Medicare intermediary or other CMS-designated agents charged with such responsibility, and have been settled and there are no offsets pending, threatened or now owed by the Provider;
     (l) the Provider has valid provider identification numbers and licenses to generate valid Healthcare Receivables payable by Eligible Obligors;
     (m) the information furnished by or on behalf of the Provider to PHCC and to agents and employees of PHCC prior to the date of this Agreement and during the term of this Agreement or in connection with any transaction contemplated by the Provider Agreements is and will be true and correct in all material respects and does not and will not omit to state a material fact necessary to make the statements contained therein not misleading;
     (n) the Provider is solvent and will not become insolvent after giving effect to the transactions contemplated by the Provider Agreements; the Provider has not incurred debts or liabilities beyond its ability to pay; the Provider will, after giving effect to the transactions contemplated by the Provider Agreements, have an adequate amount of capital to conduct its business in the foreseeable future; and the pledge of the Collateral hereunder is made in good faith and without intent to hinder, delay or defraud present or future creditors of the Provider;
     (o) the Lockbox Account established by the Provider is the only lockbox account into which the Healthcare Receivables are or will be deposited;
     (p) the exact legal name of the Provider is as set forth in Exhibit C to this Agreement. The Provider has not changed its name in the last six years and, during such period, the Provider did not use, and the Provider does not now use, any trade names, fictitious names, assumed names or “doing business as” names;
     (q) each pension plan or profit sharing plan to which the Provider is a party has been fully funded in accordance with the obligations of the Provider set forth in such plan;
     (r) the Healthcare Receivables have been, and will continue to be, adjusted to reflect reimbursement policies of the Obligors with respect thereto and the amount thereof will not exceed amounts the Provider is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to the usual charges of the Provider;
     (s) the Provider is not a party to any unresolved disputes with any Obligor on a Healthcare Receivable, without regard to whether the dispute with an Obligor involves a Healthcare Receivable of the Provider which is pledged to PHCC under this Agreement, except as disclosed in writing to PHCC;
     (t) there are no pending civil or criminal investigations involving the Provider or its officers and directors and neither the Provider nor any of its officers or directors has been involved in, or the subject of, any civil or criminal investigation within the past five years;
     (u) the Provider has executed and delivered to each Obligor a notice showing the Lockbox and Lockbox Account as the only address to which Healthcare Receivable payments and information are to be remitted and has provided a copy of each such notice to PHCC;
     (v) other than, with respect to Governmental Receivables, pursuant to the terms of the CMS in the rules and regulations governing the prospective payment system for healthcare providers or similar governmental programs or regulations, neither the federal government nor any other Person has asserted any claim or right to offset any liability or debt against any Governmental Receivable. Other than, with respect to Governmental Receivables, pursuant to the terms of the CMS in the rules and regulations governing the prospective payment system for healthcare providers or similar governmental programs or regulations, the Provider has no overdue or delinquent liabilities or debt which could give rise to a right of the federal government, any state government or any other Person to offset such liabilities or debt against Governmental Receivables;
     (w) the Provider has heretofore delivered to PHCC true and complete copies of the financial statements each of which fairly presents the financial position of the Provider as of the date thereof and the results of operations and changes in financial condition of the Provider for the period then ended and has been prepared in accordance with generally accepted accounting principles consistently applied. The books of account and records of the Provider are true and complete in all material respects and fairly reflect all the material properties, assets, liabilities and transactions of the Provider in accordance with generally accepted accounting principles consistently applied. All fees, charges, costs and expenses of any nature whatsoever associated with the ownership, operation and management of the business and the assets have been in all material respects fully and properly charged and reflected in the books and records of the Provider and in the Provider’s financial statements, and such books and records and financial statements do not, because of the provision of services or the bearing of costs and expenses by any other person or for any other reason, understate in any material respect the true costs and expenses of conducting the Provider’s business; and

     (x) all documents which have been or shall be delivered to PHCC or filed with any governmental authority by or on behalf of the Provider pursuant to this Agreement or any other Provider Agreement or in connection with the transactions contemplated hereby are, or when so delivered or filed shall be, correct and complete in all material respects and, if applicable, in full force and effect.
     Section 7. Representations and Warranties Concerning Healthcare Receivables Pledged to PHCC. The Provider represents and warrants to PHCC, as of the date hereof, and shall be deemed to represent and warrant to PHCC as of each Advance Request, as follows with respect to each Healthcare Receivable pledged to PHCC hereunder:
     (a) the Net Value of such Healthcare Receivable is payable in full by an Eligible Obligor;
     (b) the Provider has submitted all necessary documentation and supplied all necessary information for payment of such Healthcare Receivable to the Obligor thereof (including, but not limited to, the COMN with respect to a DME Receivable) and has fulfilled all of its other obligations in respect thereof, including verification of the eligibility of the Healthcare Receivable for payment by such Obligor;
     (c) the Net Value of such Healthcare Receivable is net of contractual allowances or other modifications;
     (d) such Healthcare Receivable has not been paid in whole or in part;
     (e) neither such Healthcare Receivable nor any related Contract has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set off or modified by the Provider and is not subject to compromise, adjustment, extension, satisfaction, subordination, rescission, setoff, counterclaim, defense or modification, whether arising out of transactions concerning the Contract or otherwise;
     (f) true and correct copies of all claims, agreements and other documents relating to the creation of such Healthcare Receivable have been delivered to PHCC or the Servicer;
     (g) such Healthcare Receivable is owned by the Provider free and clear of any claim of ownership of any other Person and is not subject to any sale, lien, security interest, financing statement or other charge or encumbrance or other type of preferential arrangement having the effect of a lien or security interest, in favor of any Person other than as contemplated by this Agreement;
     (h) no action, other than the execution and delivery of this Agreement, the filing of financing statements in the state where the Provider is “located” pursuant to the Uniform Commercial Code of the relevant jurisdiction, as amended from time to time, is required to perfect the interest of PHCC, as a secured party of and to such Healthcare Receivable, and all such actions have been or will be accomplished no later than the date of execution of this Agreement;

     (i) such Healthcare Receivable complies with all laws and regulations applicable thereto;
     (j) such Healthcare Receivable is in full force and effect and represents and constitutes a legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms and constitutes an “Account” under the Uniform Commercial Code in effect in any jurisdiction deemed to govern the creation, perfection, and effect of perfection or non-perfection of a security interest therein, as amended from time to time;
     (k) such Healthcare Receivable does not constitute or has not constituted an obligation of any subsidiary, parent or other Person which is an affiliate of the Provider;
     (l) such Healthcare Receivable (i) is payable, in an amount equal to not less than its Net Value, by the Eligible Obligor identified by the Provider as being obligated to do so, and is recognized as such by the applicable Eligible Obligor (except to the extent limited for Governmental Receivables pursuant to the terms of the CMS in the rules and regulations governing the prospective payment system for healthcare providers or similar governmental programs or regulations), (ii) is based on an actual and bona fide rendition of services to, or the furnishing of goods or medical equipment provided to, a patient by the Provider in the ordinary course of its business, (iii) is denominated and payable only in lawful currency of the United States and (iv) is an account and is not evidenced by “negotiable documents,” “instruments” or “tangible chattel paper” within the meaning of the Uniform Commercial Code of any relevant jurisdiction;
     (m) other than, with respect to Governmental Receivables, pursuant to the terms of the CMS in the rules and regulations governing the prospective payment system for healthcare providers or similar governmental programs or regulations, such Healthcare Receivable (i) is not subject to any setoff, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by its Obligor and (ii) is not past, or less than 120 days prior to, the statutory limit for collection applicable to its Obligor;
     (n) the goods and services provided and reflected in such Healthcare Receivable, or the medical equipment provided, were medically necessary, and the patient has received such goods, services or medical equipment;
     (o) the fees charged for the services or goods constituting the basis for such Healthcare Receivable were the usual, customary and reasonable fees charged by other medical service providers in the Provider’s community for the same or similar services or goods or, if the fees for services or goods were subject to limitations imposed by contracts for reimbursement from the related Obligor, such fees did not exceed the limitations so imposed, and such Healthcare Receivable for which the fees are so restricted has been clearly identified to PHCC as being subject to such restriction;
     (p) the Provider has identified and provided to the Servicer all Records,

including all documents, contracts and other information necessary to identify each Obligor liable on such Healthcare Receivable, whether primarily, secondarily or otherwise, and the only Obligor(s) liable on such Healthcare Receivable is (are) the Obligor(s) identified in the applicable Records;
     (q) other than as may be limited with respect to Governmental Receivables pursuant to the CMS in the rules and regulations governing the prospective payment system for healthcare providers or similar governmental programs or regulations, the Provider has the right to pledge such Healthcare Receivable pursuant to this Agreement, no consent from the related Obligor or any other Person is required to effect the pledge of such Healthcare Receivable to PHCC and this Agreement, and such pledge of such Healthcare Receivable will constitute a valid security interest in such Healthcare Receivable in favor of PHCC enforceable against the Provider and all creditors of and purchasers from the Provider;
     (r) other than, for Governmental Receivables, pursuant to the CMS in the rules and regulations governing the prospective payment system for healthcare providers or similar governmental programs or regulations, the Provider has made all payments to any Obligor necessary to prevent the Obligor from offsetting an earlier overpayment to the Provider against any amount the Obligor owes on such Healthcare Receivable;
     (s) there are no procedures or investigations pending or threatened before any Governmental authority (i) asserting the invalidity of such Healthcare Receivable or any Contract related thereto, (ii) relating to the bankruptcy or insolvency of the related Obligor, (iii) seeking the payment of such Healthcare Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of such Healthcare Receivable or any Contract related thereto;
     (t) neither such Healthcare Receivable nor Contract related thereto contravenes in any material respect any federal, state or local laws, rules or regulations applicable thereto (including, without limitation, the rules and regulations of CMS and laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no party to such related Contract is in violation of any such law, rule or regulation in any material respect;
     (u) the insurance policy or Contract obligating an Obligor to make payment (i) does not prohibit the transfer of the right to receive payment from the patient to the Provider and (ii) was in full force and effect and applicable to the patient at the time the services constituting the basis for such Healthcare Receivable were performed; and
     (v) such Healthcare Receivable complies with such additional criteria and requirements as PHCC may from time to time specify to Provider other than as such criteria and requirements may be limited with respect to Governmental Receivables pursuant to the CMS in the rules and regulations governing the prospective payment system for healthcare providers or similar governmental programs or regulations.
     Section 8. Covenants of the Provider. The Provider hereby agrees with and covenants to PHCC and its successors and assigns that during the term of this Agreement:
     (a) if the Provider is a corporation, limited liability company or partnership, the Provider shall preserve and maintain its existence in good standing under the laws of the state of its organization and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect the interests of PHCC hereunder or in the Collateral, or the ability of PHCC or the Servicer to perform its respective obligations hereunder;
     (b) the Provider shall do nothing to impair PHCC’s right in any Collateral or impede or interfere with the collection by PHCC or any of its agents of any Healthcare Receivable, or compromise, adjust, extend, satisfy, subordinate, rescind, set off or modify or otherwise permit or agree to any deviation from the terms or conditions of any Healthcare Receivable;
     (c) the Provider shall comply, in all material respects, with its obligations under the Contracts relating to Healthcare Receivables, and with all laws, acts, rules, regulations, orders, decrees and directions of any federal, state or local governmental authority (including, without limitation, the Social Security Act and the rules and regulations promulgated thereunder and the applicable State and federal Medicaid laws and rules and regulations promulgated thereunder and in accordance therewith) applicable to the Healthcare Receivables or any part thereof or any related Contracts and with respect to the Provider and its business and properties; provided, however, that the Provider may contest any act, law, rule, regulation, order, decree or direction in any reasonable manner which shall not, in the judgment of PHCC, materially and adversely affect the rights of PHCC in the Collateral;
     (d) the Provider shall not create, permit or suffer to exist, and shall defend PHCC’s rights to and interest in the Collateral against, and take such other actions as are necessary to remove, any lien, claim or right in, to or on the Collateral, not contemplated or permitted hereunder, and shall defend the right, title and interest of PHCC in and to the Collateral against the claims and demands of all Persons whomsoever;
     (e) the Provider shall keep its books and accounts in accordance with generally accepted accounting principles and shall make a notation on its computer files and other physical books and records to indicate which of its Healthcare Receivables have been pledged to PHCC. The Provider also shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate Records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for collecting all Healthcare Receivables (including, without limitation, Records adequate to permit the daily identification of each Healthcare

Receivable and all Collections of and adjustments to each existing Healthcare Receivable) and for providing the Healthcare Receivables files;
     (f) the Provider shall advise PHCC immediately (and in no event later than one Business Day following actual knowledge of Provider thereof), in reasonable detail, (i) of any lien asserted or claim made against any of the Collateral pledged to PHCC and (ii) of the occurrence of any other event which is a Material Adverse Event or reasonably could result in a Material Adverse Change;
     (g) PHCC and its representatives shall at all times have full and free access during normal business hours to all the books, correspondence and records of the Provider relating to the Collateral or the Provider’s performance hereunder and PHCC and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and the Provider agrees to render to PHCC or its representatives, at the Provider’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto; provided, however, that PHCC acknowledges that, in exercising the rights and privileges conferred in this Section 8, it or its representatives may, from time to time, obtain knowledge of information, practices, books, correspondence and records of a confidential nature and in which the Provider has a proprietary interest. PHCC agrees (and shall obtain a similar agreement from each of its representatives) that all such information, practices, books, correspondence and records are to be regarded as confidential information and that such information may be subject to laws, rules and regulations regarding patient confidentiality and agrees that (i) it shall retain in strict confidence and shall use its best efforts to ensure that its representatives retain in strict confidence and will not disclose without the prior written consent of the Provider any or all of such information, practices, books, correspondence and records furnished to them and (ii) that it will not, and will use its best efforts to ensure that its representatives will not, make any use whatsoever (other than for the purposes contemplated by this Agreement) of any of such information, practices, books, correspondence and records without the prior written consent of the Provider, unless such information is generally available to the public or is required by law to be disclosed. The Provider shall, from time to time during regular business hours, permit PHCC, or its agents or representatives, upon PHCC’s request, to discuss matters relating to the Collateral or the Provider’s performance hereunder with any of the officers or employees of the Provider having knowledge of such matters;
     (h) the Provider shall from time to time, at the Provider’s expense, promptly execute and deliver all further instruments and documents, and take all further action that PHCC may reasonably request in order to perfect, protect or more fully evidence the pledge of the Collateral. Without limiting the generality of the foregoing, the Provider shall, at the Provider’s expense, and upon the request of PHCC, execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be, in the opinion of PHCC, necessary or appropriate. The Provider hereby authorizes PHCC, without notice to the Provider, and at the Provider’s expense, to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Collateral pledged to PHCC now existing or hereafter arising without the signature of the Provider where permitted by law;
     (i) the Provider shall not, without providing sixty (60) days’ prior written notice to PHCC and without filing such amendments to any previously filed financing statements as PHCC may require, (i) change the location of its chief executive office or the location of the offices where the records relating to the Healthcare Receivables are kept or (ii) change its name, identity or corporate structure in any manner which would, could or might make any financing statement or continuation statement filed by the Provider in accordance with this Agreement seriously misleading within the meaning of Section 9-506 of the UCC, as amended from time to time;
     (j) the Provider shall not merge or consolidate with, or acquire, any other Person or substantially all the assets of another Person or commence a dissolution or liquidation without PHCC’s prior written consent, which consent shall not be unreasonably withheld;
     (k) without PHCC’s prior written consent, the Provider shall not create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt) except:
     (i) indebtedness to PHCC;
     (ii) indebtedness specifically identified on Schedule A hereto and any refinancings, refundings, renewals, or extensions thereof;
     (iii) indebtedness constituting purchase money indebtedness for the financing of capital expenditures so long as such indebtedness is secured only by a security interest in the equipment being financed and so long as such indebtedness does not cause, or result in, an Event of Default;
     (iv) indebtedness that has been subordinated to all indebtedness of Provider to PHCC through a debt subordination agreement in form satisfactory to PHCC in PHCC’s sole discretion; and
     (v) other indebtedness not exceeding $500,000.00 in the aggregate. As used herein, “indebtedness” shall include, but not be limited to, contingent indebtedness.
     (l) except as otherwise mandated with respect to Governmental Receivables pursuant to the terms of the CMS in the rules and regulations governing the prospective payment system for healthcare providers or similar governmental programs or regulations, the Provider shall make all payments to an Obligor necessary to prevent such Obligor from offsetting an earlier overpayment to the Provider against any amount which such Obligor owes with respect to a Healthcare Receivable, and the Provider shall immediately notify PHCC in the event of any action, proceeding, dispute, offset, deduction, defense or counterclaim that is or may be asserted by an Obligor relating to a Healthcare Receivable, and the Provider shall take such action as is reasonably requested by PHCC to defend against such action, proceeding, dispute, offset, deduction, defense or counterclaim, and shall do so within the time period prescribed by applicable law or under an applicable contract, or if a time period is not prescribed by law or under a Contract, within a reasonable time, and if in PHCC’s judgment, the Provider is not or may not initiate such defense in a timely manner, the Provider hereby appoints PHCC as its attorney-in-fact to initiate and proceed with such defense on the Provider’s behalf, subject to, and to the extent permitted by, applicable law.
     (m) the Provider hereby irrevocably constitute and designate PHCC as the Provider’s attorney-in-fact, which irrevocable power of attorney is coupled with an interest (i) to endorse or sign the Provider’s name to financing statements, remittances, invoices, assignments, checks (other than checks from Governmental Obligors), drafts or other instruments or documents in respect of the Healthcare Receivables, (ii) to notify Obligors to send payments on the Healthcare Receivables directly to the Lockbox or Lockbox Account and (iii) to bring suit in the Provider’s name and to settle or compromise such Healthcare Receivables (other than Governmental Receivables) as PHCC may, in its sole discretion, deem appropriate;
     (n) the Provider shall not take any action to cause any Healthcare Receivable to be evidenced by a/an “negotiable document,” “instrument” or “tangible chattel paper” (each as defined in the UCC), except to the extent that (i) causing a Healthcare Receivable to be evidenced by such negotiable document, instrument or tangible chattel paper is required for the collection of such Healthcare Receivable or for the enforcement of any rights therein and (ii) the original copy of such negotiable document, instrument or tangible chattel paper has been delivered to PHCC for purposes of effecting a first-priority, perfected security interest therein;
     (o) the Provider shall pay any taxes relating to the pledge and creation of the security interest in the Collateral in favor of PHCC;
     (p) the Provider shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under any Contracts related to the Healthcare Receivables;
     (q) the Provider shall submit or cause to be submitted to PHCC internally prepared fiscal year projected (on a quarterly basis) financial statements (in form, preparation and substance acceptable to PHCC) for each fiscal year (the “Projected Financial Statements) within forty-five (45) days after the end of the immediately preceding fiscal year.
     (r) the Provider shall submit or cause to be submitted to PHCC (1) the fiscal year-end consolidated financial statements of Arcadia Resources, Inc. (in form, preparation and substance acceptable to PHCC) within ninety (90) days after the close of each of its fiscal years, including a balance sheet as of the close of such period, an income statement, a reconciliation of stockholders’ equity, and a statement of cash flows all audited by an independent certified public accountant acceptable to PHCC and analyzed in accordance with generally accepted accounting principles, and (2) the annual consolidated federal.income tax return of Arcadia Resources, Inc., within 45 days after such return is filed.
     (s) the Provider shall submit or cause to be submitted to PHCC month-end internally prepared financial statements (in form, preparation and substance acceptable to PHCC) within thirty (30) days after the close of each month, including a balance sheet as of the close of such period, an income statement, a reconciliation of stockholders’ equity, and a statement of cash flows in accordance with generally accepted accounting principles.
     (t) the Provider shall submit or cause to be submitted to PHCC the Availability Certificate required by Subsection 2(f)(i) of this Agreement on the schedule required by said subsection.
     (u) the Provider shall not, without the prior written consent of PHCC:
     (i) except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any adverse claim upon or with respect to, any Collateral (including a claim of CMS or any other Person with respect to a claim or offset against Governmental Receivables or a claim of the State Medicaid agency with respect to a claim or offset against Governmental Receivables), or upon or with respect to the Lockbox or Lockbox Account, or assign any right to receive income in respect thereof, or take any action that could give rise to, or omit to take any action that could preclude or limit, a right of CMS or any other Person to set off any amount against any Governmental Receivables;
     (ii) without PHCC’s prior written consent, sell, lease, license, transfer or otherwise dispose of any of its property other than inventory sold in the ordinary course or ordinary operation of the Provider’s business; provided, however, that Provider may sell, transfer or otherwise dispose of the Florida-based property and accounts of Beacon Respiratory Services, Inc., and the Colorado-based property and accounts of Beacon Respiratory Services of Colorado, Inc., that Provider excludes from Eligibile Receivables for purposes of calculating the Availability Amount under this Agreement..
     (iii) extend, amend or otherwise modify the terms of any Healthcare Receivable, or amend, modify or waive any term or condition of any Contract related thereto;
     (iv) make any change in the character of its business or in its credit and collection policy (except for changes required by state or federal statutes, rules or regulations or for continued participation in third-party payment programs in which event the Provider shall promptly provide PHCC notice thereof), which change would, in either case, (x) impair the timing of collection or ultimate collectibility of any Healthcare Receivable or (y) affect the ability of the Servicer to perform its duties with respect to the Healthcare Receivables;
     (v) withdraw, attempt to withdraw or cause the withdrawal of any amounts from the Lockbox or Lockbox Account or instruct any bank or any other Person to transfer any amounts in the Lockbox or Lockbox Account other than as set forth in this Agreement;
     (vi) (A) amend, modify, supplement or delete in any way or to any extent any provision for uncollectible accounts and free care applicable to any Healthcare Receivable or (B) amend, modify or supplement in any way or to any extent any financial class or change in any way or to any extent the manner in which any financial class is treated or reflected in the Provider’s records (including, but not limited to, the Healthcare Receivables files); or
     (vii) after the occurrence, and during the continuation of, any Event of Default (including but not limited to any Event of Default that would be triggered by such payment or declaration), (A) pay any salary, bonus, compensation or other similar payment to Providers’ managers, officers, or employees in excess of $1,000,000.00 in the aggregate, or (B) declare or pay or make any forms of distributions to its shareholders, affiliates, officers or directors or their respective successors or assigns;
     (v) the Provider shall not, without first providing written notice to PHCC and the Servicer:
     (i) extend, amend or otherwise modify the terms of any Healthcare Receivable or amend, modify or waive any term or condition of any Contract related thereto; or
     (ii) withdraw, attempt to withdraw or cause the withdrawal of any amounts from the Lockbox or the Lockbox Account or instruct any bank or any other Person to transfer any amounts in the Lockbox or the Lockbox Account other than as set forth in the Servicing Agreement;
     (w) the Provider agrees to indemnify, hold harmless and forever defend PHCC from any and all liability and expenses arising out of the sale of goods, wares, merchandise, or services evidenced by the Healthcare Receivables, whether asserted by the Provider, the Obligor on such Healthcare Receivables or by any other Person;
     (x) in no event shall PHCC be obligated to pursue, on the Provider’s behalf, collection of the Healthcare Receivables through use of litigation or otherwise;
     (y) no provision hereof shall obligate PHCC in any manner or to any degree, to the Provider or to any third party whether such third party is with or without notice of this Agreement, to perform for the Provider in regard to the underlying Contract which gave rise to any Healthcare Receivable and the Provider covenants and agrees to indemnify and hold PHCC harmless for any and all performance, responsibility or duty owed by the Provider to any Obligor for a Healthcare Receivable or any third party;

     (z) the Provider covenants and agrees to fully comply, in an acceptable manner, with the terms of any and all agreements with Obligors for the Healthcare Receivables to the extent such might affect the Healthcare Receivables;
     (aa) the Provider shall not violate the financial covenants set forth on Appendix II to this Agreement, which is incorporated herein and made a part hereto;
     (bb) the Provider shall not enter into new lines of business or leave current lines of business;
     (cc) the Provider shall not permit the occurrence of a Change in Control of the Provider;
     (dd) the Provider shall not make loans to any affiliates that are not co-borrowers under this Agreement;
     (ee) the Provider shall remain current on all secured debt of each and every Provider;
     (ff) the Provider shall provide a monthly tracking report for all unsigned physicians orders with a 30/60/90/120 breakdown of explanation; and
     (gg) the Provider shall permit PHCC to conduct a monthly audit of receivables to correspond with the unsigned/unbilled reports and a monthly exam of patient files on site, all at Provider’s expense.
     Furthermore, the Provider agrees to provide the following items to PHCC within ninety (90) days after the effective date of this Agreement:
     (hh) Evidence of authorization to do business in Florida for Arcadia Products, Inc.;
     (ii) Evidence of authorization to do business in Michigan for Arcadia Products, Inc. (or confirmation satisfactory to PHCC that such authorization is not necessary);
     (jj) Assumed name certificate for American Oxygen and Medical Equipment, Inc., to do business in Indiana at Arcadia H.O.M.E./Billing Services;
     (kk) Evidence of authorization to do business in Arizona for Arcadia Home Health Products, Inc.;
     (ll) Assumed name certificate for Arcadia Home Health Products, Inc., to do business in Arizona as Arcadia Healthcare;
     (mm) Evidence of authorization to do business in Pennsylvania for Arcadia Home Mideast, Inc.;

     (nn) Assumed name certificate for Arcadia Home Mideast, Inc., to do business in Pennsylvania as Arcadia H.O.M.E.;
     (oo) Evidence of authorization to do business in Kentucky for Arcadia Home Oxygen and Medical Equipment, Inc.;
     (pp) Assumed name certificate for Arcadia Home Oxygen and Medical Equipment, Inc., to do business in Kentucky as Arcadia H.O.M.E.;
     (qq) Assumed name certificate for Arcadia Home Oxygen and Medical Equipment, Inc., to do business in Michigan as Arcadia H.O.M.E.;
     (rr) Assumed name certificate for Beacon Respiratory Services of Alabama, Inc., to do business in Delaware as Arcadia H.O.M.E.;
     (ss) Assumed name certificate for Beacon Respiratory Services of Alabama, Inc., to do business in Alabama as Arcadia H.O.M.E.;
     (tt) Evidence of authorization to do business in South Carolina for Beacon Respiratory Services of Georgia, Inc.;
     (uu) Assumed name certificate for Beacon Respiratory Services of Georgia, Inc., to do business in Delaware as Arcadia H.O.M.E.;
     (vv) Assumed name certificate for Beacon Respiratory Services of Georgia, Inc., to do business in South Carolina as Arcadia H.O.M.E.;
     (ww) Assumed name certificate for Lovell Medical Supply, Inc., to do business in all appropriate states as Arcadia H.O.M.E.;
     (xx) Assumed name certificate for Trinity Healthcare of Winston-Salem, Inc., to do business in all appropriate states as Homelife Medical; and
     (yy) Assumed name certificate for Trinity Healthcare of Winston-Salem, Inc., to do business in North Carolina and all other appropriate states as Arcadia H.O.M.E.
     Section 9. Default by the Provider.
     (a) Any of the following acts, omissions and/or events shall constitute an “Event of Default” by the Provider, in addition to any further events defined elsewhere as Events of Default by the Provider:
     (i) breach by the Provider of its agreements with any Obligor for a Healthcare Receivable;
     (ii) breach by the Provider of any obligation, covenant, representation or warranty of the Provider in any Provider Agreement (including this Agreement),

including, but not limited to, its obligation to direct payment of the Healthcare Receivables to the Lockbox or Lockbox Account, to remit funds to PHCC or Servicer, pay Servicer fees when due, make a payment under this Agreement when due and/or to make payments under any Provider Agreement;
     (iii) the Provider shall default beyond any grace period under any agreement with respect to any debt owed to any party other than PHCC if (i) such default consists of the failure to pay any principal, premium or interest with respect to such debt or (ii) such default consists of the failure to perform any covenant or agreement with respect to such debt, if the effect of such default is to cause or permit such debt to become due prior to its maturity date or prior to its regularly scheduled date of payment;
     (iv) any of the Provider Agreements ceases to be in full force and effect (including, without limitation, the termination or expiration of the Servicing Agreement);
     (v) any of the liens created under the Provider Agreements ceases to constitute a valid perfected first priority lien in favor of PHCC on the Collateral in accordance with the terms therefore;
     (vi) one or more judgments or decrees is rendered against the Provider in an amount in excess of $10,000.00 which is not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered;
     (vii) any Change of Control occurs or any agreement, or commitment to cause, or that may result in, any such Change of Control is entered into;
     (viii) any Material Adverse Effect, or Material Adverse Change, occurs or is reasonably expected to occur;
     (ix) PHCC receives any indication or evidence that the Provider may have directly or indirectly been engaged in any type of activity which, in PHCC’s sole judgment, might result in the forfeiture of any property to any governmental authority.
     (x) the Provider or any of its respective directors, senior officers, general partners or managing members, as applicable, is criminally indicted or convicted under any law that could lead to a forfeiture of any Collateral;
     (xi) the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against the Provider or any of its property or assets; or
     (xii) the insolvency or business failure of the Provider or the Servicer or Provider’s assignment for the preference of certain creditors of the Collateral or placing the same in the custody of any court or the filing by or against the Provider or the Servicer of a petition for bankruptcy protection.

     (b) Upon the occurrence of an Event of Default, and at any time thereafter, PHCC may elect (i) to terminate its obligations to make Advances under any Provider Agreement, and such obligations shall immediately terminate, (ii) to declare all outstanding principal and accrued interest under the Loan, together with all outstanding Reimbursable Expenses, Fees, commissions and other expenses under the Provider Agreements, immediately due and payable, and/or (iii) to foreclose on the security interest granted by the Provider in Section 5 of this Agreement to secure amounts due and owing from the Provider, and in all events, the Provider hereby expressly waives notice, demand and presentment with regard thereto.
     Upon the occurrence of an Event of Default specified in Section 9(a)(xii) hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by PHCC to or upon the Provider and the Provider’s right to request Advances shall automatically terminate as if terminated by PHCC pursuant to Section 9(b) hereof and with the effects of such a termination by PHCC; provided, however, that, if PHCC shall continue to make Advances or otherwise extend credit to the Provider pursuant to this Agreement after an automatic termination of the Provider’s right to request Advances by reason of the occurrence of an Event of Default specified in Section 9(a)(xii) hereof, the Provider acknowledges and agrees that such Advances and other credit shall nevertheless be governed by this Agreement and enforceable against and recoverable from the Provider as if such Event of Default had never occurred.
     (c) Upon the occurrence of an Event of Default and action by PHCC (or automatic acceleration in the case of an occurrence of an Event of Default specified in Section 9(a)(xii) hereof) pursuant to Section 9(b), PHCC shall have and may exercise all rights provided by the Uniform Commercial Code in any relevant jurisdiction, as amended from time to time, or by any other law of the state where the Provider is “located” as defined by the Uniform Commercial Code of the relevant jurisdiction, as amended from time to time, to the maximum extent provided thereby. PHCC shall be entitled to avail itself of any such rights and remedies as may now or hereafter exist at law or in equity for the enforcement of the covenants herein and the foreclosure of the security interest created hereby and to resort to any remedy provided hereunder or provided by the Uniform Commercial Code of any relevant jurisdiction, or by any other law of any relevant State, shall not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies.
     (d) PHCC may remedy any default, without waiving same, or may waive any default without waiving any prior or subsequent default.
     (e) The security interest herein granted shall not be affected by nor affect any other security taken for the indebtedness hereby secured, or any part thereof; and any extensions may be made of PHCC’s rights and such security interest and any releases may be executed or herein conveyed without affecting the priority of such security interest or the validity thereof with reference to any third Person, and the holder of said rights shall not be limited by any election of remedies if he chooses to foreclose this security interest by suit.

     (f) Any requirement of reasonable notice to the Provider of the time and place of any sale of the Collateral, or any other intended disposition thereof to be made, shall be met if such notice is mailed, postage prepaid, to the Provider at the last known business address of the Provider, as required by law.
     (g) The Provider hereby expressly acknowledges that, the Provider’s breach of any of the other covenants, obligations, representations or warranties contained in any Provider Agreement or any Contract would cause irreparable injury and damage to PHCC in a manner that could not be adequately compensated by monetary damages alone. The parties specifically agree that the breach or threatened breach by the Provider of any Provider Agreement or any Contract could cause PHCC to suffer irreparable injury if injunctive relief is not granted and, therefore, PHCC shall have the right, at its election and in addition to any and all other remedies available to it, upon any such breach or threatened breach, to seek immediate injunctive relief from a court of competent jurisdiction, requesting such orders and restraining the Provider from all actions which such court deems necessary to adequately protect PHCC from further damage or injury. In any instance of a breach or threatened breach for which injunctive relief is deemed necessary by PHCC, the Provider hereby waives demand or notice of default and waives the requirements, if any, for posting bond in connection with the granting of injunctive relief.
     Section 10. Indemnity; Payment of Expenses. In the event (a) any of the Provider’s warranties or representations shall prove to be false or misleading; (b) any Obligor in judicial proceedings shall assert against PHCC or any of its officers, employees, directors, managers or agents a claim or defense arising out of any transaction between the Obligor and the Provider; or (c) the Provider or any other person or entity shall assert against PHCC or any of its officers, employees, directors, managers or agents a claim or defense arising out of or relating to any of the Collateral, the Loan or any of the documents executed in connection with the Loan, the Provider agrees to indemnify and hold PHCC harmless from and against any liability, judgment, cost, attorneys’ fees or other expense whatsoever arising therefrom.
     The Provider agrees, on demand, to (a) pay or reimburse PHCC for all Reimbursable Expenses and (b) pay, indemnify, and hold PHCC harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except with respect to taxes and other amounts governed by Section 2(e) above), with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Note and the other Provider Agreements (all the foregoing, collectively, the “indemnified liabilities”), provided that the Provider has no obligation hereunder to PHCC with respect to indemnified liabilities arising from the gross negligence or willful misconduct of PHCC.
     Section 11. Term and Termination. Unless earlier terminated pursuant to the terms hereof, this Agreement shall continue in full force and effect until the Scheduled Maturity Date. Any party to this Agreement may, after the expiration of 180 days from the date of this Agreement, terminate this Agreement upon giving to the other at least ninety (90) days’ prior written notice of termination by registered or certified mail given as provided in Section 13(h);

provided, however, that as a condition precedent to Provider’s termination of this Agreement prior to the expiration of the Term pursuant to the foregoing, Provider shall have paid to PHCC a Prepayment Fee in the following amount: (1) if the effective date of such termination occurs prior to the first anniversary of the effective date of this Agreement, three percent (3%) of the Maximum Aggregate Loan Amount in effect on the effective date of the termination; (2) if the effective date of such termination occurs after the first anniversary but before the second anniversary of the effective date of this Agreement, two percent (2%) of the Maximum Aggregate Loan Amount in effect on the effective date of the termination; and (3) if the effective date of such termination occurs after the second anniversary but before the third anniversary of the effective date of this Agreement, one percent (1%) of the Maximum Aggregate Loan Amount in effect on the effective date of the termination. PHCC shall have the right to terminate this Agreement, by written notice to the Provider, at any time during which an Event of Default hereunder has occurred and is continuing. Termination, however, shall not relieve or discharge the Provider of its duties, obligations or covenants hereunder until all of the Provider’s obligations to PHCC have been satisfied or paid in full, and all of the terms, provisions and conditions of this Agreement and the Provider Agreements shall remain in effect. If, after receipt of any payment of all or any part of the Provider’s obligations hereunder, PHCC is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff or a diversion of trust funds, or for any other reason, this Agreement shall continue in full force and the Provider shall be liable to PHCC for, and shall indemnify and hold PHCC harmless for, the amount of such payment surrendered. The provisions of this Section 11 shall be and remain effective notwithstanding any contrary action which may have been taken by PHCC in reliance upon such payment, and any such contrary action so taken shall be without prejudice to PHCC’s rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section 11 shall survive the termination of the Agreement.
     Section 12. Miscellaneous.
     (a) THE NOTE, THIS AGREEMENT AND ALL OF THE OTHER LOAN DOCUMENTS, AND ALL RIGHTS AND OBLIGATIONS HEREUNDER AND THEREUNDER, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF GEORGIA, EXCEPT THAT ANY CONFLICT OF LAWS RULE OF SUCH JURISDICTION THAT WOULD REQUIRE REFERENCE TO THE LAWS OF SOME OTHER JURISDICTION SHALL BE DISREGARDED. ANY SUITS, CLAIMS OR CAUSES OF ACTION ARISING DIRECTLY OR INDIRECTLY FROM THIS AGREEMENT, THE NOTE, THE OTHER LOAN DOCUMENTS OR ANY OTHER AGREEMENTS OR INSTRUMENTS BETWEEN PHCC AND PROVIDER RELATING TO SUCH DOCUMENTS (except for the enforcement of an equitable remedy by PHCC under the provisions of Section 9(g)) MAY BE BROUGHT IN A COURT OF APPROPRIATE JURISDICTION IN DEKALB COUNTY, GEORGIA, AND OBJECTIONS TO VENUE AND PERSONAL JURISDICTION IN SUCH FORUM ARE HEREBY EXPRESSLY WAIVED. THIS AGREEMENT HAS BEEN NEGOTIATED AND IS BEING

EXECUTED AND DELIVERED IN THE STATE OF GEORGIA, OR IF EXECUTED BY PROVIDER ELSEWHERE, SHALL BECOME EFFECTIVE UPON PHCC’S RECEIPT AND EXECUTION OF THE ORIGINAL OF THIS AGREEMENT IN THE STATE OF GEORGIA; PROVIDED, HOWEVER, THAT PHCC SHALL HAVE NO OBLIGATION TO GIVE, NOR SHALL PROVIDER BE ENTITLED TO RECEIVE ANY NOTICE OF SUCH RECEIPT AND EXECUTION FOR THIS AGREEMENT TO BECOME A BINDING OBLIGATION OF PROVIDER. IT IS INTENDED, AND PROVIDER AND PHCC SPECIFICALLY AGREE, THAT THE LAWS OF THE STATE OF GEORGIA GOVERNING INTEREST SHALL APPLY TO THIS TRANSACTION. PROVIDER HEREBY ACKNOWLEDGES THAT PROVIDER UNDERSTANDS, ANTICIPATES, AND FORESEES THAT ANY ACTION FOR ENFORCEMENT OF PAYMENT OF THE LOAN OR THE LOAN DOCUMENTS MAY BE BROUGHT AGAINST IT IN THE STATE OF GEORGIA. TO THE EXTENT ALLOWED BY LAW, PROVIDER HEREBY SUBMITS TO JURISDICTION IN THE STATE OF GEORGIA FOR ANY ACTION OR CAUSE OF ACTION ARISING OUT OF OR IN CONNECTION WITH THE LOAN OR THE LOAN DOCUMENTS AND WAIVES ANY AND ALL RIGHTS UNDER THE LAWS OF ANY STATE OR JURISDICTION TO OBJECT TO JURISDICTION OR VENUE WITHIN DEKALB COUNTY, GEORGIA; NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS PARAGRAPH SHALL PREVENT PHCC FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST PROVIDER, ANY GUARANTOR, ANY SECURITY FOR THE LOAN, OR ANY OF PROVIDER’S OR ANY GUARANTOR’S PROPERTIES IN ANY OTHER COUNTY, STATE, OR JURISDICTION. INITIATING SUCH ACTION OR PROCEEDING OR TAKING ANY SUCH ACTION IN ANY OTHER STATE OR JURISDICTION SHALL IN NO EVENT CONSTITUTE A WAIVER BY PHCC OF ANY OF THE FOREGOING.
     To the extent that any rule of procedure or rule of substantive law or statute of any state or regulations of any political subdivision would permit Provider to assert a legal argument that insufficient contacts with the State of Georgia exist to apply the law of the State of Georgia or that the law of another State should apply, the Provider hereby, to the fullest extent permitted by law, waives such rights and agrees not to assert such claims. The failure of the Provider to qualify to do business in the State of Georgia shall not be basis for the Provider to assert that the law of another state, other than Georgia should apply to any dispute. Notwithstanding the above provision for the application of choice-of-law, the parties acknowledge that in regard to the proper application of the Uniform Commercial Code as amended from time to time that the law of the Uniform Commercial Code statutes of another state may be applicable to determine the rights of the parties relative to creditors of the Provider.
     (b) The Provider shall be liable for attorneys’ fees and other costs incurred by PHCC in enforcing its rights hereunder and/or in taking any legal action to settle, collect or defend the Healthcare Receivables or any part thereof or security interest therein, together with interest on unpaid amounts at the maximum rate permitted by law. Attorneys’ fees relating to enforcement and collection by PHCC for which the Provider shall be responsible to reimburse PHCC shall not exceed fifteen percent (15%) of the principal and interest owed hereunder at the time of commencement of collection activities.
     (c) This Agreement, and the Exhibits and Appendices attached hereto from time to time, set forth the complete and entire understanding between the Provider and PHCC as to the terms hereof. Such Agreement shall only be modified by a written instrument signed by all parties to be bound thereby.
     (d) Failure or delay by PHCC in exercising any right hereunder shall not waive the later assertion of that right nor waive the Provider’s future performance.
     (e) PHCC shall at all times have access to the Provider’s financial records to the extent necessary to protect PHCC’s position hereunder and/or its interest in the Collateral. The Provider shall furnish all financial data to PHCC, immediately upon request for such from PHCC, and from time to time; such financial data to include, but not be limited to, receipts for all required tax payments, proof of payment of all insurance including workers’ compensation payments, proof of payment of all current payables, Medicare cost reports, Medicare cost report settlement statements and applicable state compliance information.
     (f) All rights of PHCC against the Provider, in the event of the nonperformance or breach by the Provider or the Servicer, shall survive the termination of this Agreement.
     (g) This Agreement shall be binding on and inure to the benefit of the parties hereto and their legal representatives, heirs, executors, administrators, successors and permitted assigns.
     (h) Any notice to be given hereunder shall be sufficient if in writing and personally delivered or mailed, postage prepaid, by U.S. registered or certified mail, return receipt requested, to the parties’ addresses as set forth below. Notice shall be deemed given two Business Days following dispatch as set forth above.
     (i) The representations and warranties made by the Provider shall be true on the date of execution of this Agreement and the Provider shall reaffirm the truth of the representations and warranties on each day thereafter during the term of this Agreement. The representations and warranties made by the Provider shall survive the termination of this Agreement until the expiration of the statute of limitations period applicable to the claims that may be asserted against the Provider or the assets of the Provider.
     (j) In no event shall this Agreement be interpreted or enforced to contract for, charge or authorize receipt of any interest in excess of the maximum nonusurious rate of interest chargeable under applicable law in regard to which no claim or defense of usury could successfully be asserted. Any amount determined by a court of proper jurisdiction as usurious interest shall be deemed a mistake and shall be refunded to the payor or credited to authorized amounts owed by such payor to PHCC. Provided that nothing hereinabove shall limit any fees or expenses payable to PHCC where such do not constitute “interest.”
     (k) The Provider Agreements and the interest of the Provider in the Collateral may not be sold, assumed, assigned or encumbered (except as provided in this Agreement) by the Provider. This Agreement, the Note and any and all of the Loan Documents may be assigned in whole or in part by PHCC without the consent of the Provider. The Provider understands that PHCC may from time to time enter into a participation agreement or agreements with one or more participants pursuant to which each such participant shall be given a participation in the Loan and that any such participant may from time to time similarly grant to one or more sub-participants sub-participations in the Loan. The Provider agrees that, to the extent provided under the participation agreements, any participant or sub-participant may exercise any and all rights of banker’s lien or set-off with respect to the Provider, as fully as if such participant or sub-participant had made the Loan directly to the Provider in the amount of the participation or sub-participation given to such participant or sub-participant in the Loan. For the purposes of this Section 12(k) only, the Provider shall be deemed to be directly obligated to each participant or sub-participant in the amount of its participating interest in the amount of the Loan and any other indebtedness arising under the Loan and the Loan Documents. PHCC may divulge to any participant or sub-participant all information, reports, financial statements, certificates and documents obtained by it from the Provider or any other person under any provision of this Agreement or otherwise.
Executed to be effective this 26th day of September, 2007.

PRESIDENTIAL HEALTHCARE CREDIT CORPORATION
By	/s/ Jerry F. Pavlas
	Name	Jerry F. Pavlas
	Title	CEO
Address:	1979 Lakeside Parkway Suite 400 Tucker, GA 30084

ARCADIA PRODUCTS, INC.
By	/s/ Marvin R. Richardson
Name Marvin R. Richardson
Title President / CEO

Address: 26777 Central Park Blvd., Suite 200 Southfield, MI 48076

ARCADIA HOME HEALTH PRODUCTS, INC.
By	/s/ Marvin R. Richardson
Name Marvin R. Richardson
Title President / CEO

Address: 26777 Central Park Blvd., Suite 200 Southfield, MI 48076

LOVELL MEDICAL SUPPLY, INC.
By	/s/ Marvin R. Richardson
Name Marvin R. Richardson
Title President / CEO

Address: 26777 Central Park Blvd., Suite 200 Southfield, MI 48076

O2 PLUS
By	/s/ Marvin R. Richardson
Name Marvin R. Richardson
Title President / CEO

Address: 26777 Central Park Blvd., Suite 200 Southfield, MI 48076

ARCADIA HOME MIDEAST, INC.
By	/s/ Marvin R. Richardson
Name Marvin R. Richardson
Title President / CEO

Address: 26777 Central Park Blvd., Suite 200 Southfield, MI 48076

BEACON RESPIRATORY SERVICES OF ALABAMA, INC.

By	/s/ Marvin R. Richardson
Name Marvin R. Richardson
Title President / CEO

Address: 26777 Central Park Blvd., Suite 200 Southfield, MI 48076

BEACON RESPIRATORY SERVICES OF GEORGIA, INC.
By	/s/ Marvin R. Richardson
Name Marvin R. Richardson
Title President / CEO

Address: 26777 Central Park Blvd., Suite 200 Southfield, MI 48076

AMERICAN OXYGEN AND MEDICAL EQUIPMENT, INC.
By	/s/ Marvin R. Richardson
Name Marvin R. Richardson
Title President / CEO

Address: 26777 Central Park Blvd., Suite 200 Southfield, MI 48076

ARCADIA HOME OXYGEN AND MEDICAL EQUIPMENT, INC.
By	/s/ Marvin R. Richardson
Name Marvin R. Richardson
Title President / CEO

Address: 26777 Central Park Blvd., Suite 200 Southfield, MI 48076

TRINITY HEALTHCARE OF WINSTON-SALEM, INC.
By	/s/ Marvin R. Richardson
Name Marvin R. Richardson
Title President / CEO

Address: 26777 Central Park Blvd., Suite 200 Southfield, MI 48076

STATE OF	)

COUNTY OF	)

      BEFORE ME, the undersigned authority, on this day personally appeared         of PRESIDENTIAL HEALTHCARE CREDIT CORPORATION, a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she signed the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacities therein stated and as the act and deed of said corporation.
      Given under my hand and seal of office on this 26 day of September, 2007.

Notary Public

STATE OF INDIANA	)

COUNTY OF MARIAN	)

      BEFORE ME, the undersigned authority, on this day personally appeared Marvin Richardson of ARCADIA PRODUCTS, INC., a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she signed the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacities therein stated and as the act and deed of said corporation.
      Given under my hand and seal of office on this 26 day of September, 2007.

/s/ Maureen Kovacs

Notary Public, State of Indiana

STATE OF INDIANA	)

COUNTY OF MARIAN	)

      BEFORE ME, the undersigned authority, on this day personally appeared Marvin Richardson of ARCADIA HOME HEALTH PRODUCTS, INC., a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she signed the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacities therein stated and as the act and deed of said corporation.
      Given under my hand and seal of office on this 26 day of September, 2007.

/s/ Maureen Kovacs

Notary Public, State of Indiana

STATE OF INDIANA	)

COUNTY OF MARIAN	)

      BEFORE ME, the undersigned authority, on this day personally appeared Marvin Richardson of LOVELL MEDICAL SUPPLY, INC.., a North Carolina corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she signed the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacities therein stated and as the act and deed of said corporation.
      Given under my hand and seal of office on this 26 day of September, 2007.

/s/ Maureen Kovacs

Notary Public, State of Indiana

STATE OF INDIANA	)

COUNTY OF MARIAN	)

     BEFORE ME, the undersigned authority, on this day personally appeared Marvin Richardson of O2 PLUS, a California corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she signed the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacities therein stated and as the act and deed of said corporation.
     Given under my hand and seal of office on this 26 day of September, 2007.

/s/ Maureen Kovacs

Notary Public, State of Indiana

STATE OF INDIANA	)

COUNTY OF MARIAN	)

     BEFORE ME, the undersigned authority, on this day personally appeared Marvin Richardson of ARCADIA HOME MIDEAST, INC., a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she signed the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacities therein stated and as the act and deed of said corporation.
     Given under my hand and seal of office on this 26 day of September, 2007.

/s/ Maureen Kovacs

Notary Public, State of Indiana

STATE OF INDIANA	)

COUNTY OF MARIAN	)

     BEFORE ME, the undersigned authority, on this day personally appeared Marvin Richardson of BEACON RESPIRATORY SERVICES OF ALABAMA, INC., a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she signed the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacities therein stated and as the act and deed of said corporation.
     Given under my hand and seal of office on this 26 day of September, 2007.

/s/ Maureen Kovacs

Notary Public, State of Indiana

STATE OF INDIANA	)

COUNTY OF MARIAN	)

     BEFORE ME, the undersigned authority, on this day personally appeared Marvin Richardson of BEACON RESPIRATORY SERVICES OF GEORGIA, INC., a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she signed the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacities therein stated and as the act and deed of said corporation.
     Given under my hand and seal of office on this 26 day of September, 2007.

/s/ Maureen Kovacs

Notary Public, State of Indiana

STATE OF INDIANA	)

COUNTY OF MARIAN	)

     BEFORE ME, the undersigned authority, on this day personally appeared Marvin Richardson of AMERICAN OXYGEN AND MEDICAL EQUIPMENT, INC., an Illinois corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she signed the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacities therein stated and as the act and deed of said corporation.
     Given under my hand and seal of office on this 26 day of September, 2007.

/s/ Maureen Kovacs

Notary Public, State of Indiana

STATE OF INDIANA	)

COUNTY OF MARIAN	)

     BEFORE ME, the undersigned authority, on this day personally appeared Marvin Richardson of ARCADIA HOME OXYGEN AND MEDICAL EQUIPMENT, INC., a Michigan corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she signed the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacities therein stated and as the act and deed of said corporation.
     Given under my hand and seal of office on this 26 day of September, 2007.

/s/ Maureen Kovacs

Notary Public, State of Indiana

STATE OF INDIANA	)

COUNTY OF MARIAN	)

     BEFORE ME, the undersigned authority, on this day personally appeared Marvin Richardson of TRINITY HEALTHCARE OF WINSTON-SALEM, INC., a Georgia corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she signed the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacities therein stated and as the act and deed of said corporation.
     Given under my hand and seal of office on this 26 day of September, 2007.

/s/ Maureen Kovacs

Notary Public, State of Indiana

GUARANTY
CONTINUING UNLIMITED GUARANTY
     1. Guaranty. This Continuing Unlimited Guaranty (this “Guaranty”) is made as of the 26th day of September, 2007, by Arcadia Resources, Inc. (the “Guarantor”), whose address is 26777 Central Park Blvd., Suite 200, Southfield, MI 48076 in favor of Presidential HealthCare Credit Corporation (“Payee”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Guarantor unconditionally guarantees and promises to pay to Payee or order, on demand, in lawful money of the United States, any and all Obligations as hereinafter defined, of ARCADIA PRODUCTS, INC., a Delaware corporation, ARCADIA HOME HEALTH PRODUCTS, INC., a Delaware corporation, LOVELL MEDICAL SUPPLY, INC., a North Carolina corporation, O2 PLUS, a California corporation, ARCADIA HOME MIDEAST, INC., a Delaware corporation, BEACON RESPIRATORY SERVICES OF ALABAMA, INC., a Delaware corporation, BEACON RESPIRATORY SERVICES OF GEORGIA, INC., a Delaware corporation, AMERICAN OXYGEN AND MEDICAL EQUIPMENT, INC., an Illinois corporation, ARCADIA HOME OXYGEN AND MEDICAL EQUIPMENT, INC., a Michigan corporation, and TRINITY HEALTHCARE OF WINSTON-SALEM, INC., (jointly and severally, hereinafter called “Company”) to Payee. The word “Obligations” as used herein means and includes any and all debts, obligations and liabilities of Company to Payee, as the same may be modified, renewed or replaced, whether such debts, obligations and liabilities are now, or hereafter made, existing, incurred, or created, due or not due, absolute or contingent, liquidated or unliquidated, or determined or undetermined. This Guaranty is one of payment and not of collection.
     2. Guaranty Continuing; Revocation. This is a continuing Guaranty relating to Obligations, including those arising under successive transactions which shall either continue the Obligations or from time to time renew any of the same. This Guaranty shall remain in effect until the expiration of thirty (30) days after Payee’s receipt of written notice of revocation by Guarantor and even then and thereafter, this Guaranty shall be and remain effective as to (a) all Obligations then outstanding; (b) any Obligations incurred or arising subsequent thereto pursuant to any agreements or arrangements between Company and Payee in effect at the time of Payee’s receipt of notice of revocation; (c) any renewals or extensions of any of the foregoing; and (d) all expenses and costs of collecting or enforcing any of the foregoing. This Guaranty may not be revoked or terminated except upon strict compliance with the conditions and requirements heretofore set forth in this Section 2. In the event any sums or other things of value that are paid or transferred to or otherwise received by the Payee are rescinded, recovered, required to be returned, set aside, rendered void or otherwise adversely affected in any legal proceeding or for any cause whatsoever, including under any law, rule or regulation relative to bankruptcy, insolvency, fraudulent transfers or other relief of debtors, then this Guaranty shall continue to be effective or shall be revived and reinstated, as necessary in order to give full effect to the Guarantor’s liability hereunder, to the same extent as if such payment, transfer and/or receipt had never occurred.

     3. Guarantor’s Obligations Independent; Statute of Limitations. The obligations of Guarantor hereunder are independent of the obligations of Company, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Company or whether Company is joined in any such action or actions. Guarantor waives the benefit of any statute of limitations, and all other defenses affecting its liability hereunder or the enforcement hereof.
     4. No Conditions Precedent. The obligations of Guarantor hereunder shall be and remain unaffected (a) by the existence or non-existence, validity or invalidity of any security; or (b) by any understanding or agreement that any other person, firm or corporation was or is to execute this or any other Guaranty, or any other document or instrument relating to or evidencing any Obligation(s), or any part thereof, or (c) by resort by Payee or failure by Payee to resort to or enforce any other security or remedy relating to the Obligations; or (d) by the dissolution, death or bankruptcy of any party, or by failure of the Payee to file claim against any estate.
     5. Authorization to Renew or Modify Obligations. Guarantor authorizes Payee, without notice or demand and without affecting its liability hereunder, from time to time to (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, any Obligations or any part thereof or any agreement or arrangement related to any of the foregoing; (b) take and hold security for the payment of this Guaranty or the Obligations guaranteed, and exchange, modify, enforce, waive and release any such security; (c) apply such security and direct the order or manner of sale thereof as Payee in its discretion may determine; and (d) release or substitute any one or more of the obligors, endorsers or guarantors of the Obligations.
     6. Guarantor’s Representations and Warranties. Guarantor represents and warrants to Payee the following: (a) has full power and authority to make and deliver this Guaranty; and (b) the execution, delivery and performance of the Guaranty by Guarantor does not and will not violate any presently applicable laws or any agreement presently binding on it. In addition, if Guarantor is a corporation or other legal entity, Guarantor represents and warrants to Payee the following: (c) the Guarantor (if a corporation or other legal entity) is duly organized and existing in good standing; (d) the execution, delivery and performance of the Guaranty by Guarantor has been duly authorized by all necessary action of its board of directors and does not and will not violate the provision of, or constitute a default under, Guarantor’s organizational documents; and (e) this Guaranty has been duly executed and delivered by the authorized officers of the Guarantor and constitutes its lawful, binding, and legally enforceable obligation.
     7. Waivers. Guarantor waives any right to require Payee to (a) proceed against Company; (b) proceed against or exhaust any security held from Company; or (c) pursue any other remedy in Payee’s power whatsoever. Guarantor waives any defense arising by reason of any disability or other defense of Company or by reason of the cessation from any cause whatsoever of the liability of Company. Until all Obligations have been paid or satisfied in full to Payee, Guarantor waives all rights of subrogation and contribution, and waives any right to enforce any remedy which Payee now has or may hereafter have against Company, and waives any benefit of, and any right to participate in, any security now or hereafter held by Payee. Guarantor waives all presentments, suretyship defenses, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional Obligations.
     8. Expenses of Collection. Notwithstanding the limitations in Section 2 hereof, Guarantor agrees to pay reasonable attorneys’ fees and all other costs and expenses which may be incurred by Payee in the enforcement of this Guaranty.
     9. Governing Law; Jurisdiction. This Guaranty and the rights and obligations of any party hereunder shall be governed by and construed in accordance with the laws of the State of Georgia. Guarantor agrees that it is foreseeable that Guarantor shall be subject to and Guarantor hereby submits to jurisdiction in the State of Georgia for any cause of action related to this Guaranty and agrees that venue for such action shall be in DeKalb County, Georgia. Guarantor waives any and all rights under the laws of any state or jurisdiction to object to venue or jurisdiction within DeKalb County, Georgia. Notwithstanding the foregoing, nothing contained in this section shall prevent Payee from bringing any action or exercising any rights in any other jurisdiction against Guarantor, or any of Guarantor’s properties. Initiating any such action or proceedings or taking any such action in any other jurisdiction shall in no event constitute a waiver by Payee of any of the foregoing.
     IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the 26th day of September, 2007.

GUARANTOR: ARCADIA RESOURCES, INC., a Delaware corporation
By:	/s/ Marvin R. Richardson
	Its:	President/CEO

APPENDIX I
DEFINITIONS
     Except as otherwise specified or as the context of this Agreement may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Terms which are defined in the UCC and used in this Agreement without definition shall have the meanings assigned thereto in the UCC.
     “Accounts” means all of the Provider’s (or other entities’, as applicable) accounts (as defined in the UCC).
     “Advance” means a borrowing by the Provider pursuant to the Note and subject to the terms of this Agreement. Any amounts paid by PHCC on the Provider’s behalf under any Provider Agreement shall be an Advance for purposes of this Agreement.
     “Advance Day” means the day of each week agreed upon by the Provider and PHCC on which Advances are to be made or if such day is not a Business Day the next succeeding Business Day.
     “Advance Request” means the form of advance request set forth in Exhibit E.
     “Agreement” has the meaning set forth in Section 1 of this Agreement.
     “Authorized Person” means each officer, general partner or managing member, as the case may be, of the Provider specifically authorized by the Provider to make Advance Requests on the Note and whose name is included on a written list of names previously provided to PHCC by the Provider, which list is certified by the Provider.
     “Availability Amount” has the meaning set forth in Section 2(a)(ii) of this Agreement.
     “Availability Certificate” means the form of certificate set forth in Exhibit E.
     “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the State of Georgia generally and the City of Tucker, Georgia, are authorized or obligated by law or executive order to close.
     “Change of Control” shall mean, with respect to any one or more of the Provider, the occurrence of any of the following: (i) a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions in which its stockholders, managers, partners or interest holders immediately prior to such transaction or series of transactions receive, in exchange for the stock or interests owned by them, cash, property or securities of the resulting or surviving entity or any affiliate thereof, and, as a result thereof, Persons who, individually or in the aggregate, were holders of 50% or more of its voting stock, securities or equity, partnership or ownership interests immediately prior to such transaction or series of transactions hold less than 50% of the voting stock, securities or other equity, partnership or ownership interests of the resulting or surviving entity or such affiliate thereof, calculated on a fully diluted basis, (ii) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of its assets, (iii) the initial public offering of its securities, or (iv) any “change in/of control” or “sale” or “disposition” or similar event as defined in any document governing indebtedness of such Person which gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof.
     “Closing Date” means the date upon which all of the conditions precedent to the consummation of the transactions contemplated by this Agreement are satisfied or PHCC has given to the Provider a written waiver thereof.
     “CMS” means the U.S. Center for Medicare and Medicaid Services.
     “Collateral” has the meaning set forth in Section 5(a) of this Agreement.
     “Collections” means the amounts received or deemed received by the Servicer or PHCC with respect to a Healthcare Receivable.
     “Commitment” means the obligation of PHCC to make Advances pursuant to the terms of this Agreement up to the amount set forth on Exhibit A hereto.
     “COMN” means, with respect to a DME Receivable, the certificate of medical necessity for the medical equipment sold, rented or leased by Provider.
     “Contract” means an agreement pursuant to or under which an Obligor is obligated to pay for services rendered or medical equipment or goods sold, leased or rented to patients of the Provider from time to time.
     “Control Agreement” has the meaning set forth in Section 4(a) of this Agreement.
     “DME Receivable” means a Healthcare Receivable arising from the sale or lease or durable medical equipment.
     “Eligible Obligor” means an Insurer or a Governmental Entity.
     “Eligible Receivables” means each Healthcare Receivable existing on the Closing Date or arising during the term of this Agreement, unless (or to the extent):
          (l) such Healthcare Receivable is not payable by an Eligible Obligor;
          (m) the amount stated on the claim sent to the Obligor is not payable in full by such Obligor (in which case only the Net Value of such Healthcare Receivable shall be an Eligible Receivable);

          (n) such Healthcare Receivable or any related Contract has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set off or modified by the Provider or is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, setoff, counterclaim, defense or modification, whether arising out of transactions concerning the Contract or otherwise;
          (o) on the date of determining whether such Healthcare Receivable is an Eligible Receivable the Provider has not delivered to PHCC or the Servicer true and correct copies of all claims, agreements and other documents relating to the creation of such Healthcare Receivable, as required pursuant to this Agreement;
          (p) such Healthcare Receivable is not owned by the Provider free and clear of any claim of ownership of any other Person or is subject to any sale, lien, security interest, financing statement or other charge or encumbrance or other type of preferential arrangement having the effect of a lien or security interest, in favor of any Person other than as contemplated by this Agreement;
          (q) such Healthcare Receivable is not subject to a valid, perfected, first-priority security interest in favor of PHCC;
          (r) such Healthcare Receivable does not comply with all laws and regulations applicable thereto;
          (s) such Healthcare Receivable does not constitute an “Account” under the Uniform Commercial Code in effect in any jurisdiction deemed to govern the creation, perfection, and effect of perfection or non-perfection of a security interest therein;
          (t) such Healthcare Receivable is evidenced by “negotiable documents,” “instruments” or “tangible chattel paper” within the meaning of the Uniform Commercial Code in any jurisdiction deemed to govern the creation, perfection, and effect of perfection or non-perfection of a security interest therein;
          (u) such Healthcare Receivable does not represent and constitute a legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms;
          (v) such Healthcare Receivable constitutes or has constituted an obligation of any subsidiary, parent or other Person which is an affiliate of the Provider;
          (w) such Healthcare Receivable is not based on a prospective (with respect to Governmental Receivables, solely as contemplated by the CMS in the rules and regulations governing the prospective payment system for healthcare providers or similar governmental programs or regulations), or an actual and bona fide rendition of services to, or the furnishing of goods or medical equipment provided to, a patient by the Provider in the ordinary course of its business;
          (x) such Healthcare Receivable is not denominated and payable only in lawful currency of the United States;
          (y) the goods and services provided and reflected in such Healthcare Receivable, or the medical equipment provided, were not medically necessary, or the patient did not receive such goods, services or medical equipment;
          (z) the fees for services or goods constituting the basis for such Healthcare Receivable are subject to limitations imposed by contracts for reimbursement from the related Obligor, and such fees exceed the limitations so imposed (in which case only such portion of such Healthcare Receivable meeting the requirements of such limitations, as determined by PHCC, shall be an Eligible Receivable);
          (aa) there are procedures or investigations pending or threatened before a governmental authority (i) asserting the invalidity of such Healthcare Receivable or any Contract related thereto, (ii) seeking the repayment of such Healthcare Receivable or payment and performance of such Contract or (iii) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of such Healthcare Receivable or any Contract related thereto;
          (bb) such Healthcare Receivable or Contract related thereto contravenes in any material respect any federal, state or local laws, rules or regulations applicable thereto (including, without limitation, the rules and regulations of CMS and laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), or a party to such related Contract is in violation of any such law, rule or regulation in any material respect;
          (cc) the related Obligor for such Healthcare Receivable has commenced a voluntary case under any bankruptcy or reorganization law, has made an assignment for the benefit of creditors, has entered against it a decree or order for relief in an involuntary case under any bankruptcy or reorganization law by a court having jurisdiction in respect of such Obligor, or has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, or the Provider, in the ordinary course of business, should have known of any of the foregoing;
          (s) such Healthcare Receivable fails to comply with such additional criteria and requirements which may, from time to time, be established by PHCC pursuant to this Agreement or is not otherwise satisfactory to PHCC, as determined in PHCC’s sole discretion;
          (t) such Healthcare Receivable has been outstanding and unpaid for more than the lesser of 120 days from the bill date or 150 days from the date of service.
          (u) such Healthcare Receivable is otherwise unacceptable to PHCC in its sole discretion.
     “EOB/ERA” means the explanation of benefits that is provided by an Obligor explaining how it determined the amount it will or will not pay with respect to a Healthcare Receivable of which it is the Obligor.
     “Event of Default” means any one of the events described in Section 9(a) of this Agreement.
     “Excess” has the meaning set forth in Section 2(c)(iv) of this Agreement.
     “Fees” means all fees payable by the Provider pursuant to the Provider Agreements, including without limitation, the Initial Commitment Fee, and the Prepayment Fee and the Overadvance Fee.
     “Governmental Agreement” means an agreement entered into between a state agency or other Person administering a Governmental Program, including the Medicaid program, and the Provider under which the Provider agrees to provide services or merchandise for patients participating in that Governmental Program in accordance with the terms of that agreement and regulations applicable to that Governmental Program.
     “Governmental Certification” means the certification of a facility by CMS or a state agency or entity under contract with CMS that the facility fully complies with all the conditions set forth in Medicaid regulations, Medicare regulations or a combination thereof, as applicable to such facility.
     “Governmental Consents” means all licenses issued by a state health agency or similar agency or body certifying that a facility of the Provider has been inspected and found to comply with applicable law for operating such health facility, any applicable accreditation certification by the Joint Commission for Accreditation of Health Care Organizations that such facility fully complies with the standards set by it for operation of such facility, and Governmental Certifications necessary for the activities and business of the Provider as currently conducted and proposed to be conducted, the ownership, use, operation and maintenance of its properties, facilities and assets and the performance by the Provider of this Agreement and the related transactions contemplated by this Agreement.
     “Governmental Entity” or “Governmental Obligor” means the United States, any State, any political subdivision of a State and any agency or instrumentality of the United States or any State, political subdivision or fiscal intermediary thereof which is obligated to make any payments with respect to Medicare or Medicaid Receivables or with respect to Healthcare Receivables representing amounts owing under any other program established by federal or state law which provides for payments for healthcare services to be made to the Providers of such services (including, without limitation, CMS and the program set forth in Title 38 U.S.C. Section 1713).
     “Governmental Programs” means Medicare or Medicaid.
     “Governmental Receivable” means a Healthcare Receivable that is payable by a Governmental Obligor.
     “Healthcare Receivables” means all accounts receivable billed to Obligors representing amounts due and owing to the Provider arising from the prospective (with respect to Governmental Receivables, solely as contemplated by the CMS in the rules and regulations governing the prospective payment system for healthcare providers or similar governmental programs or regulations), or actual (i) sale, rental or lease of durable health care goods (including, without limitation, medical equipment), or (ii) the provision of medical services (and services and sales ancillary thereto), including all rights and remedies of the Provider relating thereto, together with any and all proceeds in any way derived, directly or indirectly, therefrom; provided, however, that “Healthcare Receivable” shall not include claims arising under any workers’ compensation statutes.
     “Initial Commitment Fee” means the fee set forth in Section 2(d) of this Agreement in consideration for PHCC’s Commitment.
     “Insurer” means any nonindividual Person, other than a Governmental Entity, located in the United States which, in the ordinary course of its business or activities, agrees to pay for healthcare goods and services received by individuals, including, without limitation, a commercial insurance company, a nonprofit insurance company (such as a Blue Cross/Blue Shield entity), an employer or union who self-insures for employee or member health insurance, an HMO and a PPO. “Insurer” shall include insurance companies issuing health, personal injury, workmen’s compensation or other types of insurance.
     “Interest” has the meaning set forth in Section 2(c)(iv) of this Agreement.
     “Interest Payment Date” means (i) the first Business Day of each calendar month during the term of this Agreement or during such time as amounts remain outstanding on the Note, commencing on the first Business Day of the calendar month following the month in which the Note or any successor Note is executed and delivered to PHCC and amounts are outstanding thereon, (ii) any date the Loan is prepaid and, (iii) the Scheduled Maturity Date.
     “Loan” means the Advances made by PHCC to Provider from time to time.
     “Loan Documents” means the Agreement, the Note, and all other documents and instruments executed by the Provider in favor of or with PHCC in connection therewith.
     “Lockbox” has the meaning set forth in Section 4(a) of this Agreement.
     “Lockbox Account” has the meaning set forth in Section 4(a) of this Agreement.
     “Material Adverse Effect” or “Material Adverse Change” means any event, condition or circumstance or set of events, conditions or circumstances or any change(s) which (i) has, had or could reasonably be expected to have any material adverse effect upon or change in the validity or enforceability of any Provider Agreement, (ii) has been or could reasonably be expected to be material and adverse to the value of any of the Collateral or to the business, operations, prospects, properties, assets, liabilities or condition of the Provider, or (iii) has materially impaired or could reasonably be expected to materially impair the ability of the Provider to perform its obligations under the Provider Agreements or to consummate the transactions thereunder.

     “Maximum Aggregate Loan Amount” means the maximum aggregate principal balance of the Loan outstanding at any time during the term of this Agreement, which amount shall not exceed the lesser of (i) the Commitment or (ii) the Availability Amount as determined by PHCC.
     “Maximum Rate” means the maximum non-usurious rate of interest permitted by applicable law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the debt in question or, to the extent that at any time applicable law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be).
     “Medicaid” means the medical assistance program established by Title XIX of the Social Security Act, 42 U.S.C. Sections 1396 et seq., and any statutes succeeding thereto.
     “Medicare” means the health insurance program established by Title XVIII of the Social Security Act, 42 U.S.C. Sections 1395 et seq., and any statutes succeeding thereto.
     “Medicare or Medicaid Receivable” means a Healthcare Receivable representing a claim against a Governmental Entity pursuant to the Medicare program (as set forth in Title 42 U.S.C. Section 1395 et seq.) or the Medicaid program (as set forth in Title 42 U.S.C. Section 1396 et seq.).
     “Note” has the meaning set forth in Section 2(b)(i) of this Agreement.
     “Net Value” means, with respect to a Healthcare Receivable, the amount, determined by the Servicer or PHCC as of the date of such determination, as collectible from the Obligor on such Healthcare Receivable after giving effect to contractual allowances with respect thereto and any amounts determined by the Servicer or PHCC to be not collectible from the Obligor on that Healthcare Receivable.
     “Obligations” has the meaning set forth in Section 5(b) of this Agreement.
     “Obligor” means an Eligible Obligor which is identified by the Provider as being obligated to make payment of all or a portion of a Healthcare Receivable.
     “Overadvance Fee” has the meaning set forth in Section 2 of this Agreement.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof (including, without limitation, any Governmental Entity) whether acting in an individual, fiduciary or other capacity.
     “PHCC” has the meaning set forth in Section 1 of this Agreement.
     “Prepayment Amount” has the meaning set forth in Section 2(b)(ii) of this Agreement.

     “Prepayment Fee” has the meaning set forth in Section 11 of this Agreement
     “Proceeds” means all cash proceeds, non-cash proceeds and all forms of payment and other property received or due from the sale, lease, rental, transfer, disposition, licensing, collection, use or exchange of property constituting Collateral hereunder and any and all claims against any third party for loss of or damage to any Collateral, including insurance, contract and tort claims, and further, without limiting the generality of the foregoing, Proceeds shall include all Accounts, checks, cash, money orders, drafts, chattel paper, general intangibles, instruments, notes and other documents evidencing payment and payment obligations to Provider for the sale, lease, rental, transfer, disposition, licensing, collection, use or exchange of Collateral.
     “Projected Financial Statements” has the meaning set forth in Section 8(___) of this Agreement.
     “Provider Agreements” means this Agreement, the Note, the Servicing Agreement, and each certificate, document or agreement executed or delivered by the Provider pursuant to any of the foregoing, each as amended or restated by the parties from time to time.
     “Records” means all Contracts and other documents, information, books and other records maintained by the Provider or the Servicer with respect to Healthcare Receivables, the related Obligors and any other Collateral. “Records” shall include, but not be limited to, computer programs, tapes, disks, , data processing software and related property and rights.
     “Reimbursable Expenses” means the following expenses which are incurred in connection with this Agreement and/or the Healthcare Receivables: (i) $25 for each wire transfer; (ii) $12 per package for overnight mail delivery; (iii) $15 per check for check certification; (iv) $3 per debtor for debtor notification; (v) any amounts payable under Sections 2(e) and 11 hereof; (vi) the internal costs to PHCC of any collateral audit performed by PHCC personnel; (vii) PHCC’s reasonable out-of-pocket expenses incurred in connection with the preparation, execution, delivery and administration of, and any amendment, supplement or modification to, this Agreement, the Note, the Control Agreement and the other Provider Agreements and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, any and all lien search fees, collateral audit fees, credit inquiry and investigation fees and costs, healthcare consultant fees, and the fees and charges of counsel to PHCC, (viii) PHCC’s costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Note, the Control Agreement, the other Provider Agreements and any such other documents, including, without limitation, fees and charges of counsel to PHCC, and (ix) any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any registration tax, stamp, duty and other similar taxes or duties, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Note, the other Provider Agreements and any such other documents.
     “Scheduled Maturity Date” means the date that is three years after the date the

Agreement is entered into as shown in the first paragraph of the first page of the Agreement.
     “Servicer” means Healthcare Claims Management Corporation acting in such capacity under the Servicing Agreement, and its successors and assigns.
     “Servicing Agreement” means the Medical Claims Servicing Agreement dated of even date herewith, by and between the Provider and the Servicer and approved by PHCC, substantially in the form of Exhibit F of this Agreement, as amended and restated by the parties from time to time.
     “Social Security Act” means the federal Social Security Act of 1935, as amended, as set forth in Title 42, U.S.C.A.
     “State” means any state of the United States of America, the District of Columbia and the Commonwealth of Puerto Rico.
     “Termination Fee” means the fee set forth in Section ___ of this Agreement.
     “UCC” has the meaning set forth in Section 5(a) of this Agreement.
     “United States” means the United States of America, its territories and possessions.

APPENDIX II
FINANCIAL COVENANTS
     Minimum EBITDA
     At no time shall the Provider permit its quarterly EBITDA for the Test Period ending on the date of such determination to be less than seventy-five percent (75%) of the EBITDA projected for such Test Period in the Provider’s Projected Financial Statements and approved in advance by PHCC.
     For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:
          “EBITDA” shall mean, for any Test Period, the sum, without duplication, of the following for the Provider, on a consolidated basis: Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, and (f) loss from any sale of assets, other than sales in the ordinary course of business, and (f) loss from any sale of assets, other than sales in the ordinary course of business all of the foregoing determined in accordance with GAAP, minus (a) gains from any sale of assets, other than sales in the ordinary course of business and (b) other extraordinary or non-recurring gains.
          “Indebtedness” shall mean all amounts considered debt for purposes of GAAP.
          “Interest Expense” shall mean, for any Test Period, total interest expense (including attributable to capital leases in accordance with GAAP) fees with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.
          “Net Income” shall mean, the net income (or loss) determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than any Provider) has a joint interest, except to the extent of the amount of dividends or other distributions, actually paid to the Provider by such Person, (ii) the income (or loss) of any Person accrued prior to the date it becomes the Provider or is merged into or consolidated with the Provider or that Person’s assets are acquired by the Provider, (iii) the income of any subsidiary of any Provider to the extent that the declaration or payment of dividends or similar distributions of that income by that subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary,(iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of the Provider, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by the Provider or any affiliate thereof and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.
          “Test Period” shall mean the twelve most recent calendar months then ended (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto.

EXHIBIT A

COMMITMENT:	$2,000,000.00 (can be raised to up to $5,000,000 in the sole discretion of PHCC)

COMMITMENT FEE:	$20,000.00

LOCKBOX ADDRESS:	JPMorgan Chase Bank, N.A.

EXHIBIT B
FORM OF REVOLVING VARIABLE RATE NOTE

Commitment [$ ]	Effective: [ ], 200[ ]
Tucker, Georgia
     This Revolving Variable Rate Note (this “Note”) is issued pursuant to and is governed by that certain Revolving Credit and Security Agreement dated as of [          ], 200[  ] by and between Borrower and PHCC (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”). All capitalized terms used and not otherwise defined herein shall have the same meanings as given them in the Loan Agreement.
     On [          ], 200[  ] (the “Scheduled Maturity Date”), and for value received, the undersigned (“Borrower”) promises to pay to the order of Presidential HealthCare Credit Corporation at Tucker, Georgia (with its successors and assigns, “PHCC”), or any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of [$COMMITMENT AMOUNT], or so much thereof as is disbursed and remains outstanding hereunder on such date, as shown by PHCC’s Register or on the reverse side hereof, as the case may be, together with interest (computed on the basis of actual days elapsed in a 360-day year) on the unpaid balance hereof as it varies from time to time from the date hereof until this Note is fully paid. The failure to record, or any error in recording, any of the foregoing shall not, however, affect the obligations of Borrower under the Loan Agreement, as defined herein below, and this Note to repay the principal amount advanced hereunder together with all interest accruing thereon. The Register as maintained by PHCC shall constitute prima facie evidence of the amount outstanding under this Note absent manifest error.
     Borrower further promises to pay interest on each Interest Payment Date on the unpaid principal balance outstanding from time to time on this Note and until the Scheduled Maturity Date at a rate per annum equal to the [Prime Rate as published in The Wall Street Journal] on the date of such determination, plus [___ basis points (      %)], such rate to change simultaneously with any change in the Prime Rate. The Prime Rate on the date hereof is ___% per annum and, therefore, the rate of interest in effect hereunder on the date hereof, expressed in simple interest terms, is ___% per annum (the “Initial Rate”). Notwithstanding the foregoing, the variable interest rate or rates provided for in this Note will never be less than the Initial Rate.
     In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to PHCC for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrower or inadvertently received by PHCC, such excess sum shall be, at Borrower’s option, returned to Borrower forthwith or credited as a payment of principal, but shall not be applied to the payment of interest. It is the intent hereof that Borrower not pay or contract to pay, and that PHCC not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under applicable law.
     Borrower may at any time, without penalty, and in its discretion, prepay all or any part of the outstanding principal balance together with all accrued interest and all other Fees and Reimbursable Expenses then due under the Provider Agreements. Borrower shall immediately pay the Prepayment Amount in full upon demand of PHCC after the occurrence of an Event of Default.
     If an Event of Default occurs, the unpaid principal and interest due on this Note at maturity (whether this Note matures by acceleration or the lapse of time) shall bear interest until paid at the rate of the lesser of [3%] per annum in excess of the rate stated above which is applicable to the principal balance outstanding or the maximum interest rate permitted by applicable law (the “Default Rate”), and Borrower shall be obligated to pay the same promptly following receipt of PHCC’s written invoice therefor.
     If principal or interest hereon is not paid when due, or if any other indebtedness of the undersigned to PHCC is not paid when due, or an Event of Default occurs under the Loan Agreement, or if the holder hereof shall at any time in good faith believe that the prospect of due and punctual payment of this Note is impaired, then, in any such event, the holder hereof may, at its option, declare this Note to be immediately due and payable and thereupon this Note shall be immediately due and payable, together with all unpaid interest accrued hereon and all Fees and Reimbursable Expenses, without notice or demand, in accordance with Section 10 of the Loan Agreement. If this Note is due (whether at maturity, upon acceleration or upon demand as specified above), PHCC shall also have the right to set off the indebtedness evidenced by this Note against any indebtedness of PHCC to the undersigned.
     This Note is the Note referred to in the Loan Agreement and is secured by the Collateral described in the Loan Agreement, reference to which is made for the purpose of information on the limitations on the availability of Advances, the amount of Advances under this Note and on the rights and remedies upon the occurrence of an Event of Default.
     The undersigned agrees to pay all costs of collection, including reasonable attorneys’ fees and legal expenses, reasonably incurred by the holder hereof in the event this Note is not duly paid as more fully set forth in the Loan Agreement. The holder hereof may at any time renew this Note or extend its maturity date for any period and release any security for, or any party to, this Note, all without notice to or consent of and without releasing any accommodation maker, endorser or guarantor from liability on this Note. Presentment or other demand for payment, notice of dishonor and protest are hereby waived. This Note shall be governed by the substantive laws of the State of Georgia except to the extent of applicable federal law.

     This loan is for the purposes set forth in the Loan Agreement.

[ ],
a [ ], Borrower

By

Name

Title

EXHIBIT C
PROVIDER INFORMATION
PROVIDERS’ EXACT LEGAL NAME:
     Arcadia Products, Inc., a Delaware corporation
     Arcadia Home Health Products, Inc., a Delaware corporation
     Lovell Medical Supply, Inc., a North Carolina corporation
     O2 Plus, a California corporation
     Arcadia Home Mideast, Inc., a Delaware corporation
     Beacon Respiratory Services of Alabama, Inc., a Delaware corporation
     Beacon Respiratory Services of Georgia, Inc., a Delaware corporation
     American Oxygen and Medical Equipment, Inc., an Illinois corporation
     Arcadia Home Oxygen and Medical Equipment, Inc., a Michigan corporation
     Trinity Healthcare of Winston-Salem, Inc., a Georgia corporation
PROVIDER ADDRESS FOR NOTICES: 26777 Central Park Blvd., Suite 200, Southfield, MI 48076
ADDRESS OF PROVIDER’S CHIEF EXECUTIVE OFFICE: 26777 Central Park Blvd., Suite 200, Southfield, MI 48076
PROVIDER’S “LOCATION” (PURSUANT TO THE RELEVANT UNIFORM COMMERCIAL CODE): See above states of organization
LOCATION OF PROVIDER’S HEALTHCARE RECEIVABLE FILES AND RECORDS:
NAME AND ADDRESS OF PROVIDER’S BANK, ACCOUNT NUMBER OF ACCOUNT AND THE ACCOUNT OFFICER RESPONSIBLE FOR SUCH ACCOUNT:
_________________________
_________________________
_________________________

EXHIBIT D
FINANCIAL STATEMENTS

EXHIBIT E
FORM OF AVAILABILITY CERTIFICATE
AND ADVANCE REQUEST

BORROWING BASE CERTIFICATE
This Borrowing Base Certificate is submitted pursant Section (Blanks) of the Loan and Security Agreement dated (Blanks) between (Blanks), as Borrower and Presidential Healthcare Credit Corporation, as Lender.

Eligible Collateral	$
Advance Percentage		(Blanks)%
Borrowing Base	$
Beginning Loan Balance	$
Plus Wire Fee	$
Loan Balance prior to Draw	$
Commitment Amount	$
Borrowing Base	$
Loan Balance prior to Draw	$
Available for Draw	$
Loan Advance Request	$	__________
Borrower hereby certifies that every Eligible Customer Receivable Included on the Borrowing Base Certificate complies with each eligibility criterion listed in the Agreement; that all of the conditions precedent to all credit extensions have been satisfied pursuant to the Agreement: that the Representations and Warranties contained in said Agreement are true and correct and that no default, potential event of default or event of default exists.

Signature of Approved Individual	Date

Title

EXHIBIT F
FORM OF SERVICING AGREEMENT

SCHEDULE A
INDEBTEDNESS

[CERTIFICATES OF OFFICERS]
[PENDING LITIGATION]
[CIVIL, CRIMINAL AND ADMINISTRATIVE INVESTIGATIONS AND/OR
LITIGATION OR PROCEEDINGS INVOLVING PROVIDER, ITS OFFICERS AND/OR
DIRECTORS WITHIN PAST 6 YEARS]
[PROVIDER NAMES AND LOCATIONS WITHIN PAST 6 YEARS]